                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549
                               SCHEDULE 13D/A
                                    UNDER
                     THE SECURITIES EXCHANGE ACT OF 1934

                             (Amendment No. 3)*

                           McLEODUSA INCORPORATED
                              (Name of Issuer)

                            CLASS A COMMON STOCK
                       (Title of class of securities)

                                 582266 10 2
                               (CUSIP Number)

                              Margaret L. Keon
                             c/o Keon Associates
                         16 Miller Avenue, Suite 203
                        Mill Valley, California 94941
                                415-381-5366
               (Name, Address, and Telephone Number of person
              authorized to receive notices and communications)

                               January 26, 1999
           (Date of event which requires filing of this statement)

        If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D/A, and is filing this schedule because of Rule 13d-1 (b)(3) or
   (4), check the following box:   [__].

        *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

        The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") or otherwise subject to the liabilities of that section of the Exchange Act but shall be subject to all other provisions of the Exchange Act (however, see the Notes).

   CUSIP No.   582266 10 2          13D/A                          Page 2

   1. Name of Reporting Persons / I.R.S. Identification Nos. of Above Persons (Entities Only)

        Margaret L. Keon

   2.   Check the appropriate box if a member of a group:       (a)   [x]
                                                                (b)   [_]
   3.   SEC Use Only

   4.   Source of Funds:    00

   5.   Check box if disclosure of legal proceedings is required pursuant
        to Item 2(d) or 2(e):                                         [_]

   6.   Citizenship or Place of Organization:
             United States of America

        Number of Shares Beneficially Owned By Each Reporting Person
        With:

   7.   Sole Voting Power:            506,461   See Item 5.

   8.   Shared Voting Power:                0   See Item 5.

   9.   Sole Dispositive Power:       506,461   See Item 5.

   10.  Shared Dispositive Power:           0   See Item 5.

   11.  Aggregate Amount Beneficially Owned By Each Reporting Person:
                                      506,461   See Item 5.

   12. Check box if the aggregate amount in Row (11) excludes certain shares:
                                      [_]

   13.  Percent of Class represented by amount in Row (11):
                                      0.8%      See Item 5.

   14.  Type of Reporting Person:     IN

   CUSIP No.   582266 10 2          13D/A                          Page 3


   1. Name of Reporting Persons / I.R.S. Identification Nos. of Above Persons (Entities Only)

        Pamela K. Vitale

   2.   Check the appropriate box if a member of a group:       (a)   [x]
                                                                (b)   [_]

   3.   SEC Use Only

   4.   Source of Funds:    00

   5.   Check box if disclosure of legal proceedings is required pursuant
        to Item 2(d) or 2(e):                                         [_]

   6.   Citizenship or Place of Organization:
             United States of America

        Number of Shares Beneficially Owned By Each Reporting Person
        With:

   7.   Sole Voting Power:             86,058   See Item 5.

   8.   Shared Voting Power:           32,114   See Item 5.

   9.   Sole Dispositive Power:        16,058   See Item 5.

   10.  Shared Dispositive Power:     102,114   See Item 5.

   11.  Aggregate Amount Beneficially Owned By Each Reporting Person:
                                      118,172   See Item 5.

   12. Check box if the aggregate amount in Row (11) excludes certain shares:
                                      [_]

   13.  Percent of Class represented by amount in Row (11):
                                      0.2%      See Item 5.

   14.  Type of Reporting Person:     IN

   CUSIP No.   582266 10 2          13D/A                          Page 4

   1. Name of Reporting Persons / I.R.S. Identification Nos. of Above Persons (Entities Only)

        Joseph J. Keon, III

   2.   Check the appropriate box if a member of a group:       (a)   [x]
                                                                (b)   [_]

   3.   SEC Use Only

   4.   Source of Funds:    00

   5.   Check box if disclosure of legal proceedings is required pursuant
        to Item 2(d) or 2(e):                                         [_]

   6.   Citizenship or Place of Organization:
             United States of America

        Number of Shares Beneficially Owned By Each Reporting Person
        With:

   7.   Sole Voting Power:             55,000   See Item 5.

   8.   Shared Voting Power:           32,114   See Item 5.

   9.   Sole Dispositive Power:             0   See Item 5.

   10.  Shared Dispositive Power:      87,114   See Item 5.

   11.  Aggregate Amount Beneficially Owned By Each Reporting Person:
                                       87,114   See Item 5.

   12. Check box if the aggregate amount in Row (11) excludes certain shares:
                                      [_]

   13.  Percent of Class represented by amount in Row (11):
                                      0.1%      See Item 5.

   14.  Type of Reporting Person:     IN





   CUSIP No.   582266 10 2          13D/A                          Page 5


   1. Name of Reporting Persons / I.R.S. Identification Nos. of Above Persons (Entities Only)

        Liese A. Keon

   2.   Check the appropriate box if a member of a group:       (a)   [x]
                                                                (b)   [_]

   3.   SEC Use Only

   4.   Source of Funds:    00

   5.   Check box if disclosure of legal proceedings is required pursuant
        to Item 2(d) or 2(e):                                         [_]

   6.   Citizenship or Place of Organization:
             United States of America

        Number of Shares Beneficially Owned By Each Reporting Person
        With:

   7.   Sole Voting Power:            186,058   See Item 5.

   8.   Shared Voting Power:                0   See Item 5.

   9.   Sole Dispositive Power:        16,058   See Item 5.

   10.  Shared Dispositive Power:     170,000   See Item 5.

   11.  Aggregate Amount Beneficially Owned By Each Reporting Person:
                                      186,058   See Item 5.

   12. Check box if the aggregate amount in Row (11) excludes certain shares:
                                      [_]

   13.  Percent of Class represented by amount in Row (11):
                                      0.3%      See Item 5.

   14.  Type of Reporting Person:     IN





   CUSIP No.   582266 10 2          13D/A                          Page 6


   1. Name of Reporting Persons / I.R.S. Identification Nos. of Above Persons (Entities Only)

        Susan T. DeWyngaert

   2.   Check the appropriate box if a member of a group:       (a)   [x]
                                                                (b)   [_]

   3.   SEC Use Only

   4.   Source of Funds:    00

   5.   Check box if disclosure of legal proceedings is required pursuant
        to Item 2(d) or 2(e):                                         [_]

   6.   Citizenship or Place of Organization:
             United States of America

        Number of Shares Beneficially Owned By Each Reporting Person
        With:

   7.   Sole Voting Power:             86,058   See Item 5.

   8.   Shared Voting Power:                0   See Item 5.

   9.   Sole Dispositive Power:        16,058   See Item 5.

   10.  Shared Dispositive Power:      70,000   See Item 5.

   11.  Aggregate Amount Beneficially Owned By Each Reporting Person:
                                       86,058   See Item 5.

   12. Check box if the aggregate amount in Row (11) excludes certain shares:
                                      [_]

   13.  Percent of Class represented by amount in Row (11):
                                      0.1%      See Item 5.

   14.  Type of Reporting Person:     IN





   CUSIP No.   582266 10 2          13D/A                          Page 7


   1. Name of Reporting Persons / I.R.S. Identification Nos. of Above Persons (Entities Only)

        Margaret Lynley Keon

   2.   Check the appropriate box if a member of a group:       (a)   [x]
                                                                (b)   [_]

   3.   SEC Use Only

   4.   Source of Funds:    00

   5.   Check box if disclosure of legal proceedings is required pursuant
        to Item 2(d) or 2(e):                                         [_]

   6.   Citizenship or Place of Organization:
             United States of America

        Number of Shares Beneficially Owned By Each Reporting Person
        With:

   7.   Sole Voting Power:             86,058   See Item 5.

   8.   Shared Voting Power:                0   See Item 5.

   9.   Sole Dispositive Power:        16,058   See Item 5.

   10.  Shared Dispositive Power:      70,000   See Item 5.

   11.  Aggregate Amount Beneficially Owned By Each Reporting Person:
                                       86,058   See Item 5.

   12. Check box if the aggregate amount in Row (11) excludes certain shares:
                                      [_]

   13.  Percent of Class represented by amount in Row (11):
                                      0.1%      See Item 5.

   14.  Type of Reporting Person:     IN





   CUSIP No.   582266 10 2          13D/A                          Page 8


   Item 1.   Security and Issuer.

             This statement relates to the Class A Common Stock, $.01 par value (the "Common Stock"), of McLeodUSA Incorporated, a Delaware corporation (the "Company"), whose principal executive offices are located at 6400 C Street, S.W., P.O. Box 3177, Cedar Rapids, Iowa 52406-3177.

             This statement also relates to options granted to Richard A. Lumpkin and Steven L. Grissom to purchase Common Stock (see Item 3).

   Item 2.   Identity and Background.

             This statement is being filed by Margaret L. Keon, as trustee or settlor, Pamela K. Vitale, individually and as trustee, Joseph J. Keon, III, as trustee, Liese A. Keon, individually and as trustee, Susan T. DeWyngaert individually and as trustee, and Margaret Lynley Keon, individually and as trustee, of the respective trusts listed opposite such person's name in Item 5 below (each, a "Reporting Person").

             The name, residence or business address and present principal occupation or employment of each of the Former CCI Shareholders (as defined in Item 5 below), including the Reporting Persons, are set forth in Schedule A hereto. Similar information for each person who is a director or executive officer of The Lumpkin Foundation (the "Foundation") is also included in Schedule A. Each of the Former CCI Shareholders (including the Reporting Persons) is a citizen of the United States of America, except the Foundation, which is a not-for-profit corporation organized under the laws of Illinois. None of the Reporting Persons has and, to the knowledge of the Reporting Persons, none of the other Former CCI Shareholders nor any of the Foundation's directors or executive officers has, during the past five years, been (i) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

   Item 3.   Source and Amount of Funds or Other Consideration.

             Except as indicated below, trusts of which one or more of the respective Reporting Persons are trustees as indicated in Item 5 below (the "Trusts") acquired the shares of Common Stock set forth opposite each Reporting Person's name in Item 5 below in exchange for shares of common stock, Series A cumulative preferred shares and/or
   Series B cumulative preferred shares of Consolidated Communications
   Inc., an Illinois corporation ("CCI"), on September 24, 1997 pursuant





   CUSIP No.   582266 10 2          13D/A                          Page 9


   to an Agreement and Plan of Reorganization dated as of June 14, 1997 by and among CCI, the Company and Eastside Acquisition Co. (the "Merger Agreement"). A copy of the Merger Agreement was filed as
   Exhibit 2.2 to the Company's Current Report on Form 8-K filed June 26,
   1997.

             On September 24, 1997, Steven L. Grissom was granted a four year employee stock option by the Company to purchase 25,000 shares of Common Stock, at a price of $24.50 per share. This option vests in four equal installments; the option with respect to the first 6,250 shares vested on September 24, 1998.

             On December 3, 1997, Richard A. Lumpkin was granted an employee stock option by the Company to purchase 40,000 shares of Common Stock at a price of $35.25 per share. This option vests in four equal installments; the option with respect to the first 10,000 shares vested on September 25, 1998.

             On December 22, 1997, Richard A. Lumpkin was granted an employee stock option by the Company to purchase 5,000 shares of Common Stock at a price of $34.50 per share. This option vests in four equal installments; the option with respect to the first 1,250 shares vested on December 22, 1998.

             On December 22, 1997, Steven L. Grissom was granted an employee stock option by the Company to purchase 5,000 shares of Common Stock at a price of $24.25 per share. This option vests in four equal installments; the option with respect to the first 1,250 shares will vest on October 12, 1999.

             On December 31, 1998, Richard A. Lumpkin was granted an employee stock option by the Company to purchase 40,000 shares of Common Stock at a price of $29.75 per share. This option vests in four equal installments; the option with respect to the first 10,000 shares will vest on December 31, 1999.

             Pursuant to the terms of the Richard A. Lumpkin 1993 Grantor Retained Annuity Trust of which Benjamin I. Lumpkin and Elizabeth A. Lumpkin were trustees, the Trust terminated on December 31, 1997, and one-half of the shares of Common Stock acquired by the Trust under the Merger Agreement were distributed to each of the Benjamin I. Lumpkin Holdback Trust under the Richard Anthony Lumpkin 1993 Grantor Retained Annuity Trust, and the Elizabeth A. Lumpkin Holdback Trust under the Richard Anthony Lumpkin 1993 Grantor Retained Annuity Trust, of which Benjamin I. Lumpkin and Elizabeth L. Celio are trustees.

             Pursuant to the terms of the Margaret L. Keon 1993 Grantor Retained Annuity Trust of which Pamela K. Vitale and Joseph J. Keon, III were trustees, the Trust terminated on December 31, 1997, and the shares of Common Stock acquired by the Trust under the Merger





   CUSIP No.   582266 10 2          13D/A                         Page 10


   Agreement were distributed to the beneficiaries or to Holdback Trusts for their benefit, as indicated in Item 5, below.

             Effective December 31, 1997, (i) Richard A. Lumpkin resigned as sole trustee of each of twelve trusts created under the Mary Green Lumpkin Gallo Trust Agreement dated December 29, 1989 (the "Gallo Trusts"), (ii) Bank One, Texas N.A. was appointed trustee of each Gallo Trust and (iii) Richard A. Lumpkin retained the power to direct the vote and investments by each Gallo Trust.

             Effective December 31, 1997, (i) Richard A. Lumpkin resigned as sole trustee of each of twelve Grandchildren's Trusts created under the Richard Adamson Lumpkin Trust Agreement dated September 5, 1980 (the "Grandchildren's Trusts"), (ii) Bank One, Texas N.A. was appointed trustee of each Grandchildren's Trust and (iii) Richard A. Lumpkin retained the power to direct the vote and investments by each Grandchildren's Trust. The Grandchildren's Trusts continue to hold an aggregate of 374,498 shares of Common Stock.

             On July 23, 1998, 311,127 shares of Common Stock were distributed, from the trust created under the Trust Agreement dated May 13, 1978 f/b/o Richard Anthony Lumpkin, to Gail Gawthrop Lumpkin, a beneficiary of that Trust.

             On September 11, 1998, Richard A. Lumpkin and Christina S. Duncan resigned as trustees under the Trust Agreement dated May 13, 1978 f/b/o Mary Lee Sparks, and Mary Lee Sparks and Steven L. Grissom became the trustees of that trust.

             On October 27, 1998, an aggregate of 1,820,000 shares of Common Stock were distributed by the Gallo Trusts to individual beneficiaries of the respective Trust. Concurrently, also on October 27, 1998, each of such beneficiaries contributed the shares received to one or more newly created charitable remainder unitrusts of which that person is sole trustee, as described under Item 5(c). On or about October 28, 1998, the trustees of the charitable remainder unitrusts named Steven L. Grissom as agent with respect to the sale of shares from those trusts. The Gallo Trusts continue to hold an aggregate of 1,701,112 shares.

             On November 13, 1998, Robert J. Currey resigned as a trustee under the six 1990 Personal Income Trusts established by Margaret L. Keon, the two 1990 Personal Income Trusts established by Richard Anthony Lumpkin and the four 1990 Personal Income Trusts established by Mary Lee Sparks, each dated April 20, 1990 (the "1990 Personal Income Trusts"), and Steven L. Grissom became a trustee of those trusts. On or about November 23, 1998, the trustees of the 1990 Personal Income Trusts named Richard A. Lumpkin as agent with respect to the sale of shares from those trusts.





   CUSIP No.   582266 10 2          13D/A                         Page 11


             On January 4, 1999, Steven L. Grissom acquired 806 shares of Common Stock at approximately $27.90 per share, pursuant to the Company's Employee Stock Purchase Plan.

   Item 4.   Purpose of Transaction.

             The Trusts and Reporting Persons acquired the Common Stock for investment purposes. After the issuance of the Common Stock pursuant to the Merger Agreement, Richard A. Lumpkin and Robert J. Currey, who were previously directors and executive officers of CCI, were elected directors and executive officers of the Company. Subject to the restrictions on disposition of Common Stock which is subject to the provisions of the Stockholders' Agreements described below, any or all of the shares of Common Stock beneficially owned by each Reporting Person may be sold or otherwise disposed of from time to time. None of the Reporting Persons has any other plans or proposals which relate to or would result in any of the matters enumerated in paragraphs (a) through (j) of Item 4 of Schedule 13D. See Item 6 below for a description of the Stockholders' Agreements.

   Item 5.   Interest in Securities of Issuer.

             (a) As trustee or settlor of the respective Trusts set forth opposite such Reporting Person's name below, Margaret L. Keon beneficially owns an aggregate of 506,461 shares of Common Stock, which represents approximately 0.8 percent of the 63,545,925 shares of Common Stock reported by the Company as outstanding on January 5, 1999. Individually and as trustee of the respective Trusts indicated opposite such Reporting Person's name below, Pamela K. Vitale beneficially owns an aggregate of 118,172 shares of Common Stock, which represents approximately 0.2 percent of the shares of Common Stock outstanding on January 5, 1999. As trustee of the respective Trusts indicated opposite such Reporting Person's name below, Joseph
   J. Keon, III beneficially owns an aggregate of 87,114 shares of Common Stock, which represents approximately 0.1 percent of the shares of Common Stock outstanding on January 5, 1999. Individually and as trustee of the respective Trusts indicated opposite such Reporting Person's name below, Liese A. Keon beneficially owns an aggregate of 186,058 shares of Common Stock, which represents approximately 0.3 percent of the shares of Common Stock outstanding on January 5, 1999. Individually and as trustee of the respective Trusts indicated opposite such Reporting Person's name below, Susan T. DeWyngaert beneficially owns an aggregate of 86,058 shares of Common Stock, which represents approximately 0.1 percent of the shares of Common Stock outstanding on January 5, 1999. Individually and as trustee of the respective Trusts indicated opposite such Reporting Person's name below, Margaret Lynley Keon beneficially owns an aggregate of 86,058 shares of Common Stock, which represents approximately 0.1 percent of the shares of Common Stock outstanding on January 5, 1999.





   CUSIP No.   582266 10 2          13D/A                         Page 12


             The former shareholders of CCI who acquired shares of Common
   Stock pursuant to the Merger Agreement or who, as described below, received distributions of shares of Common Stock prior to October 25, 1998 (collectively, the "Former CCI Shareholders"), MHC Investment
   Company, successor by merger to MWR Investments Inc., ("MHC"), Midwest Capital Group, Inc., IES Investments Inc. ("IES"), Clark E. McLeod and
   Mary E. McLeod, (collectively, the "1997 Principal Stockholders"), are parties to a Stockholders' Agreement dated as of June 14, 1997 and effective September 24, 1997, as amended by Amendment No. 1 to
   Stockholders' Agreement dated as of September 19, 1997 (the "1997 Stockholders' Agreement") and, accordingly, comprise a group within the meaning of Section 13(d)(3) of the Exchange Act. Collectively, insofar as is known to the Reporting Persons, the 1997 Principal
   Stockholders beneficially own a total of 33,337,667 shares of Common
   Stock, which represents 53.4 percent of such shares of Common Stock outstanding on January 5, 1999. In addition, IES Investments Inc.,
   Clark E. McLeod, Mary E. McLeod, Richard A. Lumpkin, Gail G. Lumpkin and certain former CCI shareholders and certain permitted transferees of former CCI shareholders listed on Schedule I to the agreement incorporated by reference as Exhibit 2 to this statement
   (collectively, the "1998 Principal Stockholders") are, together with the Company, parties to a Stockholders' Agreement, dated as of November 18, 1998 (the "1998 Stockholders' Agreement"). On January 7,
   1999 the Company, IES Investments Inc., Clark E. McLeod, Mary E. McLeod, Richard A. Lumpkin and Gail G. Lumpkin entered into a Stockholders' Agreement with M/C Investors L.L.C. and Media/ Communications Partners III Limited Partnership, dated January 7, 1999 (the "1999 Stockholders' Agreement" and, together with the 1997 Stockholders' Agreement and the 1998 Stockholders' Agreement, the "Stockholders' Agreements"). On or about January 26, 1999, the other former CCI shareholders who are parties to the 1998 Stockholders' Agreement, along with certain permitted transferees, also became parties to the 1999 Stockholders' Agreement.

             The following table sets forth information regarding the shares of Common Stock beneficially owned by the 1997 Principal Stockholders (including the Reporting Persons). Separately set forth below are shares beneficially owned by the Reporting Persons and others, which shares are not subject to the terms of the Stockholders' Agreements. Except as indicated, beneficial ownership by the Former CCI Shareholders reflects their status as trustees of the respective trusts set forth opposite their names in the table. The information shown in the table with respect to each 1997 Principal Stockholder who is not a Former CCI Shareholder (the "Other 1997 Principal Stockholders") is based on the most recent Schedule 13D or Amendment thereto filed by such person that has come to the attention of the Reporting Persons. Reference is made to such filings for further information as to such Other 1997 Principal Stockholders.





   CUSIP No.   582266 10 2          13D/A                         Page 13


         Reporting Person                                            Voting and       Number of       Percent of
         and Other Former                                           Dispositive       Shares of       Outstanding
         CCI Shareholders                    Trust                     Powers       Common Stock     Common Stock

       Gail Gawthrop Lumpkin   N/A                                      Sole           311,127            0.5

       Mary Lee Sparks and     Trust Agreement dated May 13,           Shared          332,209            0.5
       Steven L. Grissom          1978 f/b/o Mary Lee Sparks

       Bank One, Texas NA;     Richard Adamson Lumpkin                 Shared           23,403            0.0
       Richard A. Lumpkin         Grandchildren's Trust dated
       (power to direct vote      9/5/80 f/b/o Joseph John Keon
       and investments)           III

       Bank One, Texas NA;     Richard Adamson Lumpkin                 Shared           23,403            0.0
       Richard A. Lumpkin         Grandchildren's Trust dated
       (power to direct vote      9/5/80 f/b/o Katherine
       and investments)           Stoddert Keon

       Bank One, Texas NA;     Richard Adamson Lumpkin                 Shared           23,403            0.0
       Richard A. Lumpkin         Grandchildren's Trust dated
       (power to direct vote      9/5/80 f/b/o Lisa Anne Keon
       and investments)

       Bank One, Texas NA;     Richard Adamson Lumpkin                 Shared           23,403            0.0
       Richard A. Lumpkin         Grandchildren's Trust dated
       (power to direct vote      9/5/80 f/b/o Margaret Lynley
       and investments)           Keon

       Bank One, Texas NA;     Richard Adamson Lumpkin                 Shared           23,403            0.0
       Richard A. Lumpkin         Grandchildren's Trust dated
       (power to direct vote      9/5/80 f/b/o Pamela Keon
       and investments)           Vitale

       Bank One, Texas NA;     Richard Adamson Lumpkin                 Shared           23,403            0.0
       Richard A. Lumpkin         Grandchildren's Trust dated
       (power to direct vote      9/5/80 f/b/o Susan Tamara Keon
       and investments)           DeWyngaert

       Bank One, Texas NA;     Richard Adamson Lumpkin                 Shared           54,688            0.1
       Richard A. Lumpkin         Grandchildren's Trust dated
       (power to direct vote      9/5/80 f/b/o Benjamin Iverson
       and investments)           Lumpkin

       Bank One, Texas NA;     Richard Adamson Lumpkin                 Shared           54,688            0.1
       Richard A. Lumpkin         Grandchildren's Trust dated
       (power to direct vote      9/5/80 f/b/o Elizabeth
       and investments)           Arabella Lumpkin

       Bank One, Texas NA;     Richard Adamson Lumpkin                 Shared           31,176            0.1
       Richard A. Lumpkin         Grandchildren's Trust dated
       (power to direct vote      9/5/80 f/b/o Anne Romayne
       and investments)           Sparks



     CUSIP No.   582266 10 2          13D/A                         Page 14


         Reporting Person                                            Voting and       Number of       Percent of
         and Other Former                                           Dispositive       Shares of       Outstanding
         CCI Shareholders                    Trust                     Powers       Common Stock     Common Stock

       Bank One, Texas NA;     Richard Adamson Lumpkin                 Shared           31,176            0.1
       Richard A. Lumpkin         Grandchildren's Trust dated
       (power to direct vote      9/5/80 f/b/o Barbara Lee
       and investments)           Sparks

       Bank One, Texas NA;     Richard Adamson Lumpkin                 Shared           31,176            0.1
       Richard A. Lumpkin         Grandchildren's Trust dated
       (power to direct vote      9/5/80 f/b/o Christina Louise
       and investments)           Sparks

       Bank One, Texas NA;     Richard Adamson Lumpkin                 Shared           31,176            0.1
       Richard A. Lumpkin         Grandchildren's Trust dated
       (power to direct vote      9/5/80 f/b/o John Woodruff
       and investments)           Sparks

       Bank One, Texas NA;     Trust named for Joseph John Keon        Shared          169,891            0.3
       Richard A. Lumpkin         III created under the Mary
       (power to direct vote      Green Lumpkin Gallo Trust
       and investments)           Agreement dated December 29,
                                  1989

       Bank One, Texas NA;     Trust named for Katherine               Shared          169,891            0.3
       Richard A. Lumpkin         Stoddert Keon created under
       (power to direct vote      the Mary Green Lumpkin Gallo
       and investments)           Trust Agreement dated
                                  December 29, 1989

       Bank One, Texas NA;     Trust named for Lisa Anne Keon          Shared           54,891            0.1
       Richard A. Lumpkin         created under the Mary Green
       (power to direct vote      Lumpkin Gallo Trust Agreement
       and investments)           dated December 29, 1989

       Bank One, Texas NA;     Trust named for Margaret Lynley         Shared          154,891            0.2
       Richard A. Lumpkin         Keon created under the Mary
       (power to direct vote      Green Lumpkin Gallo Trust
       and investments)           Agreement dated December 29,
                                  1989

       Bank One, Texas NA;     Trust named for Pamela Keon             Shared          154,891            0.2
       Richard A. Lumpkin         Vitale created under the Mary
       (power to direct vote      Green Lumpkin Gallo Trust
       and investments)           Agreement dated December 29,
                                  1989

       Bank One, Texas NA;     Trust named for Susan Tamara Keon       Shared          154,891            0.2
       Richard A. Lumpkin         created under the Mary Green
       (power to direct vote      Lumpkin Gallo Trust Agreement
       and investments)           dated December 29, 1989

       Bank One, Texas NA;     Trust named for Benjamin Iverson        Shared          308,965            0.5
       Richard A. Lumpkin         Lumpkin created under the Mary
       (power to direct vote      Green Lumpkin Gallo Trust
       and investments)           Agreement dated December 29,
                                  1989

       Bank One, Texas NA;     Trust named for Elizabeth               Shared          308,965            0.5
       Richard A. Lumpkin         Arabella Lumpkin created under
       (power to direct vote      the Mary Green Lumpkin Gallo
       and investments)           Trust Agreement dated
                                  December 29, 1989






     CUSIP No.   582266 10 2          13D/A                         Page 15


         Reporting Person                                            Voting and       Number of       Percent of
         and Other Former                                           Dispositive       Shares of       Outstanding
         CCI Shareholders                    Trust                     Powers       Common Stock     Common Stock

       Bank One, Texas NA;     Trust named for Anne Romayne            Shared           93,459            0.2
       Richard A. Lumpkin         Sparks created under the Mary
       (power to direct vote      Green Lumpkin Gallo Trust
       and investments)           Agreement dated December 29,
                                  1989

       Bank One, Texas NA;     Trust named for Barbara Lee             Shared           43,459            0.1
       Richard A. Lumpkin         Sparks created under the Mary
       (power to direct vote      Green Lumpkin Gallo Trust
       and investments)           Agreement dated December 29,
                                  1989

       Bank One, Texas NA;     Trust named for Christina Louise        Shared           43,459            0.1
       Richard A. Lumpkin         Sparks created under the Mary
       (power to direct vote      Green Lumpkin Gallo Trust
       and investments)           Agreement dated December 29,
                                  1989

       Bank One, Texas NA;     Trust named for John Woodruff           Shared           43,459            0.1
       Richard A. Lumpkin         Sparks created under the Mary
       (power to direct vote      Green Lumpkin Gallo Trust
       and investments)           Agreement dated December 29,
                                  1989

       Benjamin I. Lumpkin     Benjamin I. Lumpkin Holdback            Shared           48,328            0.1
       and Elizabeth L.        Trust under the Richard Anthony
       Celio                   Lumpkin 1993 Grantor Retained
                               Annuity Trust

       Benjamin I. Lumpkin     Elizabeth A. Lumpkin Holdback           Shared           48,328            0.1
       and Elizabeth L.        Trust under the Richard Anthony
       Celio                   Lumpkin 1993 Grantor Retained
                               Annuity Trust

       Mary Lee Sparks         N/A                                      Sole           196,678            0.3

       Anne R. Whitten         N/A                                      Sole            22,359            0.0

       Barbara L. Federico     N/A                                      Sole            22,360            0.0

       Christina L. Duncan     N/A                                      Sole            22,359            0.0

       John W. Sparks          N/A                                      Sole            22,360            0.0

       Margaret L. Keon        Margaret Lumpkin Keon Trust dated        Sole           506,461            0.8
       (settlor and trustee)      May 13, 1978

       Pamela K. Vitale and    Joseph J. Keon, III Holdback            Shared           16,057            0.0
       Joseph J. Keon III      Trust under Margaret L. Keon 1993
                               Grantor Retained Annuity Trust

       Pamela K. Vitale and    Katherine S. Keon Holdback Trust        Shared           16,057            0.0
       Joseph J. Keon III      under Margaret L. Keon 1993
                               Grantor Retained Annuity Trust






     CUSIP No.   582266 10 2          13D/A                         Page 16


         Reporting Person                                            Voting and       Number of       Percent of
         and Other Former                                           Dispositive       Shares of       Outstanding
         CCI Shareholders                    Trust                     Powers       Common Stock     Common Stock

       Pamela K. Vitale        N/A                                      Sole            16,058            0.0

       Liese A. Keon           N/A                                      Sole            16,058            0.0

       Susan T. DeWyngaert     N/A                                      Sole            16,058            0.0

       Margaret Lynley Keon    N/A                                      Sole            16,058            0.0

       Steven L. Grissom and   Margaret L. Keon 1990 Personal          Shared           75,037            0.1
       David R. Hodgman;          Income Trust for the Benefit
       Richard A. Lumpkin         of Joseph John Keon III dated
       (power to direct sale      April 20, 1990
       of shares)

       Steven L. Grissom and   Margaret L. Keon 1990 Personal          Shared           75,037            0.1
       David R. Hodgman;          Income Trust for the Benefit
       Richard A. Lumpkin         of Katherine Stoddert Keon
       (power to direct sale      dated April 20, 1990
       of shares)

       Steven L. Grissom and   Margaret L. Keon 1990 Personal          Shared           75,037            0.1
       David R. Hodgman;          Income Trust for the Benefit
       Richard A. Lumpkin         of Lisa Anne Keon dated
       (power to direct sale      April 20, 1990
       of shares)

       Steven L. Grissom and   Margaret L. Keon 1990 Personal          Shared           75,037            0.1
       David R. Hodgman;          Income Trust for the Benefit
       Richard A. Lumpkin         of Margaret Lynley Keon dated
       (power to direct sale      April 20, 1990
       of shares)

       Steven L. Grissom and   Margaret L. Keon 1990 Personal          Shared           75,037            0.1
       David R. Hodgman;          Income Trust for the Benefit
       Richard A. Lumpkin         of Pamela Keon Vitale dated
       (power to direct sale      April 20, 1990
       of shares)

       Steven L. Grissom and   Margaret L. Keon 1990 Personal          Shared           75,037            0.1
       David R. Hodgman;          Income Trust for the Benefit
       Richard A. Lumpkin         of Susan Tamara Keon
       (power to direct sale      DeWyngaert dated April 20,
       of shares)                 1990

       Steven L. Grissom and   Richard Anthony Lumpkin 1990            Shared          724,601            1.2
       David R. Hodgman;          Personal Income Trust for the
       Richard A. Lumpkin         Benefit of Benjamin Iverson
       (power to direct sale      Lumpkin dated April 20, 1990
       of shares)

       Steven L. Grissom and   Richard Anthony Lumpkin 1990            Shared          724,601            1.2
       David R. Hodgman;          Personal Income Trust for the
       Richard A. Lumpkin         Benefit of Elizabeth Arabella
       (power to direct sale      Lumpkin dated April 20, 1990
       of shares)






     CUSIP No.   582266 10 2          13D/A                         Page 17


         Reporting Person                                            Voting and       Number of       Percent of
         and Other Former                                           Dispositive       Shares of       Outstanding
         CCI Shareholders                    Trust                     Powers       Common Stock     Common Stock

       Steven L. Grissom and   Mary Lee Sparks 1990 Personal           Shared          150,224            0.2
       David R. Hodgman;          Income Trust for the Benefit
       Richard A. Lumpkin         of Anne Romayne Sparks dated
       (power to direct sale      April 20, 1990
       of shares)

       Steven L. Grissom and   Mary Lee Sparks 1990 Personal           Shared          150,224            0.2
       David R. Hodgman;          Income Trust for the Benefit
       Richard A. Lumpkin         of Barbara Lee Sparks dated
       (power to direct sale      April 20, 1990
       of shares)

       Steven L. Grissom and   Mary Lee Sparks 1990 Personal           Shared          150,224            0.2
       David R. Hodgman;          Income Trust for the Benefit
       Richard A. Lumpkin         of Christina Louise Sparks
       (power to direct sale      dated April 20, 1990
       of shares)

       Steven L. Grissom and   Mary Lee Sparks 1990 Personal           Shared          150,224            0.2
       David R. Hodgman;          Income Trust for the Benefit
       Richard A. Lumpkin         of John Woodruff Sparks dated
       (power to direct sale      April 20, 1990
       of shares)

       Bank One, Texas NA;     Richard Anthony Lumpkin Trust           Shared            1,822            0.0
       Richard A. Lumpkin         under the Trust Agreement
       (power to direct vote      dated February 6, 1970
       and investments)

       Bank One, Texas NA;     Margaret Anne Keon Trust under          Shared           60,619            0.1
       Richard A. Lumpkin         the Trust Agreement dated
       (power to direct vote      February 6, 1970
       and investments)

       Bank One, Texas NA;     Mary Lee Sparks Trust under the         Shared          107,030            0.2
       Richard A. Lumpkin         Trust Agreement dated
       (power to direct vote      February 6, 1970
       and investments)

       The Lumpkin             N/A                                      Sole           189,280            0.3
       Foundation

       Richard A. Lumpkin      N/A                                      Sole            11,250 (1)        0.0

       Steven L. Grissom       N/A                                      Sole             7,056 (2)        0.0



     (1) Consists of 11,250 shares underlying presently exercisable option.

     (2)  Includes 6,250 shares of underlying presently exercisable option.


        The following shares of Common Stock are beneficially owned by the Other 1997 Principal Stockholders:





   CUSIP No.   582266 10 2          13D/A                         Page 18


                                                                     Voting and       Number of       Percent of
          Other Principal                                           Dispositive       Shares of       Outstanding
           Stockholders                      Trust                     Powers       Common Stock     Common Stock

       Clark E. McLeod and                    N/A                     Sole and        9,330,734          14.8
       Mary E. McLeod                                                  Shared

       IES Investments, Inc.                  N/A                       Sole         10,245,457          16.2

       MHC Investment                         N/A                       Sole          6,976,116          11.0
       Company


       In addition to the shares of Common Stock listed above that are held subject to the 1997 Stockholders' Agreement, the 1998
   Stockholders' Agreement or both, the following shares, which were transferred after September 24, 1998 are not subject to the provisions of either the 1997 Stockholders' Agreement or the 1998 Stockholders'
   Agreement:


                                                                     Voting and       Number of       Percent of
                                                                    Dispositive       Shares of       Outstanding
         Reporting Person                    Trust                     Powers       Common Stock     Common Stock

       Benjamin I. Lumpkin;    Benjamin I. Lumpkin 1998 NIM-CRUT    Sole; Shared       70,000             0.1
       Steven L. Grissom               dated October 27, 1998
       (power to direct sale
       of shares)

       Elizabeth L. Celio;     Elizabeth L. Celio 1998 NIM-CRUT     Sole; Shared       70,000             0.1
       Steven L. Grissom               dated October 27, 1998
       (power to direct sale
       of shares)

       Joseph J. Keon III;     Joseph J. Keon III 1998 CRUT         Sole; Shared       55,000             0.1
       Steven L. Grissom               dated October 27, 1998
       (power to direct sale
       of shares)

       Katherine S. Keon;      Katherine S. Keon 1998 CRUT dated    Sole; Shared       55,000             0.1
       Steven L. Grissom               October 27, 1998
       (power to direct sale
       of shares)

       Margaret Lynley Keon;   Margaret Lynley Keon 1998            Sole; Shared       70,000             0.1
       Steven L. Grissom               NIM-CRUT dated
       (power to direct sale           October 27, 1998
       of shares)





     CUSIP No.   582266 10 2          13D/A                         Page 19


                                                                     Voting and       Number of       Percent of
                                                                    Dispositive       Shares of       Outstanding
         Reporting Person                    Trust                     Powers       Common Stock     Common Stock

       Susan K. DeWyngaert;    Susan K. DeWyngaert 1998 Spouse      Sole; Shared        70,000            0.1
       Steven L. Grissom               CRUT dated October 27,
       (power to direct sale           1998
       of shares)

       Pamela K. Vitale;       Pamela K. Vitale 1998 Spouse CRUT    Sole; Shared        70,000            0.1
       Steven L. Grissom               dated October 27, 1998
       (power to direct sale
       of shares)

       Liese A. Keon; Steven   Liese A. Keon 1998 CRUT dated        Sole; Shared       170,000            0.3
       L. Grissom (power to            October 27, 1998
       direct sale of
       shares)

       Barbara S. Federico;    Barbara S. Federico 1998 Spouse      Sole; Shared       220,000            0.3
       Steven L. Grissom               CRUT dated October 27,
       (power to direct sale           1998
       of shares)

       Anne S. Whitten;        Anne S. Whitten 1998 Spouse          Sole; Shared       170,000            0.3
       Steven L. Grissom               NIM-CRUT dated
       (power to direct sale           October 27, 1998
       of shares)

       John W. Sparks;         John W. Sparks 1998 Spouse           Sole; Shared        64,077            0.1
       Steven L. Grissom               NIM-CRUT dated
       (power to direct sale           October 27, 1998
       of shares)

       John W. Sparks;         John W. Sparks 1998 Spouse CRUT      Sole; Shared       155,923            0.2
       Steven L. Grissom               dated October 27, 1998
       (power to direct sale
       of shares)

       Christina S. Duncan;    Christina S. Duncan 1998 Spouse      Sole; Shared       220,000            0.3
       Steven L. Grissom               CRUT dated October 27,
       (power to direct sale           1998
       of shares)


         (b) The number of shares of Common Stock which Margaret L. Keon has:





     CUSIP No.   582266 10 2          13D/A                         Page 20


         (i)     sole power to vote or direct the vote              506,461

         (ii)    shared power to vote or direct the vote                 0

         (iii)   sole power to dispose or direct the disposition    506,461

         (iv)    shared power to dispose or direct the disposition       0

                The number of shares of Common Stock which Pamela K. Vitale has:

         (i)     sole power to vote or direct the vote               86,058

         (ii)    shared power to vote or direct the vote             32,114

         (iii)   sole power to dispose or direct the disposition     16,058

         (iv)    shared power to dispose or direct the disposition  102,114

                 The number of shares of Common Stock which Joseph J. Keon, III has:

         (i)     sole power to vote or direct the vote               55,000

         (ii)    shared power to vote or direct the vote             32,114

         (iii)   sole power to dispose or direct the disposition       0

         (iv)    shared power to dispose or direct the disposition   87,114

                 The number of shares of Common Stock which Liese A. Keon has:

         (i)     sole power to vote or direct the vote              186,058

         (ii)    shared power to vote or direct the vote               0

         (iii)   sole power to dispose or direct the disposition     16,058

         (iv)    shared power to dispose or direct the disposition  170,000

                 The number of shares of Common Stock which Susan T. DeWyngaert has:

         (i)     sole power to vote or direct the vote               86,058

         (ii)    shared power to vote or direct the vote               0

         (iii)   sole power to dispose or direct the disposition     16,058

         (iv)    shared power to dispose or direct the disposition   70,000

                 The number of shares of Common Stock which Margaret Lynley Keon has:

         (i)     sole power to vote or direct the vote               86,058





     CUSIP No.   582266 10 2          13D/A                         Page 21


         (ii)    shared power to vote or direct the vote               0

         (iii)   sole power to dispose or direct the disposition     16,058

         (iv)    shared power to dispose or direct the disposition   70,000

                (c) The Reporting Persons and other Former CCI Shareholders acquired an aggregate of 8,488,596 shares of Common Stock as set forth in the table in Item 5(a) above on September 24, 1997, pursuant to the Merger Agreement. Effective December 31, 1997, an aggregate of 282,440 shares of the Common Stock were distributed upon termination of three 1993 Grantor Retained Annuity Trusts to certain Former CCI Shareholders as follows:


                Distributing Trust                   Number of                           Distributee
                                                       Shares

       Richard Anthony Lumpkin 1993 Grantor            48,328      Benjamin I. Lumpkin Holdback Trust under the Richard
       Retained Annuity Trust                                      Anthony Lumpkin 1993 Grantor Retained Annuity Trust

       Richard Anthony Lumpkin 1993 Grantor            48,328      Elizabeth A. Lumpkin Holdback Trust under the Richard
       Retained Annuity Trust                                      Anthony Lumpkin 1993 Grantor Retained Annuity Trust

       Mary Lee Sparks 1993 Grantor Retained           22,359      Anne R. Whitten
       Annuity Trust

       Mary Lee Sparks 1993 Grantor Retained           22,360      Barbara L. Federico
       Annuity Trust

       Mary Lee Sparks 1993 Grantor Retained           22,359      Christina L. Duncan
       Annuity Trust

       Mary Lee Sparks 1993 Grantor Retained           22,360      John W. Sparks
       Annuity Trust

       Margaret L. Keon 1993 Grantor Retained          16,057      Joseph J. Keon, III Holdback Trust under the
       Annuity Trust                                               Margaret L. Keon 1993 Grantor Retained Annuity Trust

       Margaret L. Keon 1993 Grantor Retained          16,057      Katherine S. Keon Holdback Trust under the Margaret L.
       Annuity Trust                                               Keon 1993 Grantor Retained Annuity Trust

       Margaret L. Keon 1993 Grantor Retained          16,058      Pamela K. Vitale
       Annuity Trust

       Margaret L. Keon 1993 Grantor Retained          16,058      Liese A. Keon
       Annuity Trust

       Margaret L. Keon 1993 Grantor Retained          16,058      Susan T. DeWyngaert
       Annuity Trust

       Margaret L. Keon 1993 Grantor Retained          16,058      Margaret Lynley Keon
       Annuity Trust


                      Between November 24, 1998 and December 1, 1998, the 1990 Personal Income Trusts sold an aggregate of 51,800 shares of Common





   CUSIP No.   582266 10 2          13D/A                         Page 22


   Stock in market transactions pursuant to Rule 144 under the Securities Act of 1933 (the "Securities Act"). These transactions are further described below:


                                                                                           Number of
                                                                         Date of           Shares of        Price per
       Reporting Person               Trust                              Transaction       Common Stock     Share or Unit

       Steven L. Grissom and David    Margaret L. Keon 1990 Personal     11/24/98          490              33.75
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       Joseph John Keon III dated April
       sale of shares)                20, 1990

       Steven L. Grissom and David    Margaret L. Keon 1990 Personal     11/24/98          341              33.94
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       Joseph John Keon III dated April
       sale of shares)                20, 1990

       Steven L. Grissom and David    Margaret L. Keon 1990 Personal     11/24/98          816              33.88
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       Joseph John Keon III dated April
       sale of shares)                20, 1990

       Steven L. Grissom and David    Margaret L. Keon 1990 Personal     11/24/98          653              34.25
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       Joseph John Keon III dated April
       sale of shares)                20, 1990

       Steven L. Grissom and David    Margaret L. Keon 1990 Personal     11/24/98          490              33.75
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       Katherine Stoddert Keon dated
       sale of shares)                April 20, 1990

       Steven L. Grissom and David    Margaret L. Keon 1990 Personal     11/24/98          341              33.94
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       Katherine Stoddert Keon dated
       sale of shares)                April 20, 1990

       Steven L. Grissom and David    Margaret L. Keon 1990 Personal     11/24/98          816              33.88
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       Katherine Stoddert Keon dated
       sale of shares)                April 20, 1990

       Steven L. Grissom and David    Margaret L. Keon 1990 Personal     11/24/98          653              34.25
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       Katherine Stoddert Keon dated
       sale of shares)                April 20, 1990

       Steven L. Grissom and David    Margaret L. Keon 1990 Personal     11/24/98          490              33.75
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       Lisa Anne Keon dated April 20,
       sale of shares)                1990





     CUSIP No.   582266 10 2          13D/A                         Page 23


                                                                                           Number of
                                                                         Date of           Shares of        Price per
       Reporting Person               Trust                              Transaction       Common Stock     Share or Unit

       Steven L. Grissom and David    Margaret L. Keon 1990 Personal     11/24/98          341              33.94
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       Lisa Anne Keon dated April 20,
       sale of shares)                1990

       Steven L. Grissom and David    Margaret L. Keon 1990 Personal     11/24/98          816              33.88
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       Lisa Anne Keon dated April 20,
       sale of shares)                1990

       Steven L. Grissom and David    Margaret L. Keon 1990 Personal     11/24/98          653              34.25
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       Lisa Anne Keon dated April 20,
       sale of shares)                1990

       Steven L. Grissom and David    Margaret L. Keon 1990 Personal     11/24/98          490              33.75
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       Margaret Lynley Keon dated April
       sale of shares)                20, 1990

       Steven L. Grissom and David    Margaret L. Keon 1990 Personal     11/24/98          341              33.94
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       Margaret Lynley Keon dated April
       sale of shares)                20, 1990

       Steven L. Grissom and David    Margaret L. Keon 1990 Personal     11/24/98          816              33.88
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       Margaret Lynley Keon dated April
       sale of shares)                20, 1990

       Steven L. Grissom and David    Margaret L. Keon 1990 Personal     11/24/98          653              34.25
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       Margaret Lynley Keon dated April
       sale of shares)                20, 1990

       Steven L. Grissom and David    Margaret L. Keon 1990 Personal     11/24/98          440              33.75
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       Pamela Keon Vitale dated April
       sale of shares)                20, 1990

       Steven L. Grissom and David    Margaret L. Keon 1990 Personal     11/24/98          306              33.94
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       Pamela Keon Vitale dated April
       sale of shares)                20, 1990





     CUSIP No.   582266 10 2          13D/A                         Page 24


                                                                                           Number of
                                                                         Date of           Shares of        Price per
       Reporting Person               Trust                              Transaction       Common Stock     Share or Unit

       Steven L. Grissom and David    Margaret L. Keon 1990 Personal     11/24/98          736              33.88
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       Pamela Keon Vitale dated April
       sale of shares)                20, 1990

       Steven L. Grissom and David    Margaret L. Keon 1990 Personal     11/24/98          588              34.25
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       Pamela Keon Vitale dated April
       sale of shares)                20, 1990

       Steven L. Grissom and David    Margaret L. Keon 1990 Personal     11/25/98          115              33.25
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       Pamela Keon Vitale dated April
       sale of shares)                20, 1990

       Steven L. Grissom and David    Margaret L. Keon 1990 Personal     11/25/98          115              33.75
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       Pamela Keon Vitale dated April
       sale of shares)                20, 1990

       Steven L. Grissom and David    Margaret L. Keon 1990 Personal     11/25/98          720              33.25
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       Susan Tamara Keon DeWyngaert
       sale of shares)                dated April 20, 1990

       Steven L. Grissom and David    Margaret L. Keon 1990 Personal     11/25/98          715              33.75
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       Susan Tamara Keon DeWyngaert
       sale of shares)                dated April 20, 1990

       Steven L. Grissom and David    Margaret L. Keon 1990 Personal     12/01/98          291              30.38
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       Susan Tamara Keon DeWyngaert
       sale of shares)                dated April 20, 1990

       Steven L. Grissom and David    Margaret L. Keon 1990 Personal     12/01/98          298              30.25
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       Susan Tamara Keon DeWyngaert
       sale of shares)                dated April 20, 1990

       Steven L. Grissom and David    Margaret L. Keon 1990 Personal     12/01/98          276              30.38
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       Susan Tamara Keon DeWyngaert
       sale of shares)                dated April 20, 1990





     CUSIP No.   582266 10 2          13D/A                         Page 25


                                                                                           Number of
                                                                         Date of           Shares of        Price per
       Reporting Person               Trust                              Transaction       Common Stock     Share or Unit

       Steven L. Grissom and David    Richard Anthony Lumpkin 1990       11/24/98          2,152            33.75
       R. Hodgman; Richard A.         Personal Income Trust for the
       Lumpkin (power to direct       Benefit of Benjamin Iverson
       sale of shares)                Lumpkin dated April 20, 1990

       Steven L. Grissom and David    Richard Anthony Lumpkin 1990       11/24/98          1,493            33.94
       R. Hodgman; Richard A.         Personal Income Trust for the
       Lumpkin (power to direct       Benefit of Benjamin Iverson
       sale of shares)                Lumpkin dated April 20, 1990

       Steven L. Grissom and David    Richard Anthony Lumpkin 1990       11/24/98          3,586            33.88
       R. Hodgman; Richard A.         Personal Income Trust for the
       Lumpkin (power to direct       Benefit of Benjamin Iverson
       sale of shares)                Lumpkin dated April 20, 1990

       Steven L. Grissom and David    Richard Anthony Lumpkin 1990       11/24/98          2,869            34.25
       R. Hodgman; Richard A.         Personal Income Trust for the
       Lumpkin (power to direct       Benefit of Benjamin Iverson
       sale of shares)                Lumpkin dated April 20, 1990

       Steven L. Grissom and David    Richard Anthony Lumpkin 1990       11/24/98            248            33.75
       R. Hodgman; Richard A.         Personal Income Trust for the
       Lumpkin (power to direct       Benefit of Elizabeth Arabella
       sale of shares)                Lumpkin dated April 20, 1990

       Steven L. Grissom and David    Richard Anthony Lumpkin 1990       11/24/98            172            33.94
       R. Hodgman; Richard A.         Personal Income Trust for the
       Lumpkin (power to direct       Benefit of Elizabeth Arabella
       sale of shares)                Lumpkin dated April 20, 1990

       Steven L. Grissom and David    Richard Anthony Lumpkin 1990       11/24/98            414            33.88
       R. Hodgman; Richard A.         Personal Income Trust for the
       Lumpkin (power to direct       Benefit of Elizabeth Arabella
       sale of shares)                Lumpkin dated April 20, 1990

       Steven L. Grissom and David    Richard Anthony Lumpkin 1990       11/24/98            331            34.25
       R. Hodgman; Richard A.         Personal Income Trust for the
       Lumpkin (power to direct       Benefit of Elizabeth Arabella
       sale of shares)                Lumpkin dated April 20, 1990

       Steven L. Grissom and David    Richard Anthony Lumpkin 1990       11/25/98            835            33.25
       R. Hodgman; Richard A.         Personal Income Trust for the
       Lumpkin (power to direct       Benefit of Elizabeth Arabella
       sale of shares)                Lumpkin dated April 20, 1990





     CUSIP No.   582266 10 2          13D/A                         Page 26


                                                                                           Number of
                                                                         Date of           Shares of        Price per
       Reporting Person               Trust                              Transaction       Common Stock     Share or Unit

       Steven L. Grissom and David    Richard Anthony Lumpkin 1990       11/25/98            830            33.75
       R. Hodgman; Richard A.         Personal Income Trust for the
       Lumpkin (power to direct       Benefit of Elizabeth Arabella
       sale of shares)                Lumpkin dated April 20, 1990

       Steven L. Grissom and David    Richard Anthony Lumpkin 1990       11/30/98            250            30.94
       R. Hodgman; Richard A.         Personal Income Trust for the
       Lumpkin (power to direct       Benefit of Elizabeth Arabella
       sale of shares)                Lumpkin dated April 20, 1990

       Steven L. Grissom and David    Richard Anthony Lumpkin 1990       11/30/98            871            31.13
       R. Hodgman; Richard A.         Personal Income Trust for the
       Lumpkin (power to direct       Benefit of Elizabeth Arabella
       sale of shares)                Lumpkin dated April 20, 1990

       Steven L. Grissom and David    Richard Anthony Lumpkin 1990       11/30/98          1,310            31.50
       R. Hodgman; Richard A.         Personal Income Trust for the
       Lumpkin (power to direct       Benefit of Elizabeth Arabella
       sale of shares)                Lumpkin dated April 20, 1990

       Steven L. Grissom and David    Richard Anthony Lumpkin 1990       11/30/98            312            31.25
       R. Hodgman; Richard A.         Personal Income Trust for the
       Lumpkin (power to direct       Benefit of Elizabeth Arabella
       sale of shares)                Lumpkin dated April 20, 1990

       Steven L. Grissom and David    Richard Anthony Lumpkin 1990       11/30/98            127            31.31
       R. Hodgman; Richard A.         Personal Income Trust for the
       Lumpkin (power to direct       Benefit of Elizabeth Arabella
       sale of shares)                Lumpkin dated April 20, 1990

       Steven L. Grissom and David    Richard Anthony Lumpkin 1990       12/01/98          1,480            30.38
       R. Hodgman; Richard A.         Personal Income Trust for the
       Lumpkin (power to direct       Benefit of Elizabeth Arabella
       sale of shares)                Lumpkin dated April 20, 1990

       Steven L. Grissom and David    Richard Anthony Lumpkin 1990       12/01/98          1,517            30.25
       R. Hodgman; Richard A.         Personal Income Trust for the
       Lumpkin (power to direct       Benefit of Elizabeth Arabella
       sale of shares)                Lumpkin dated April 20, 1990

       Steven L. Grissom and David    Richard Anthony Lumpkin 1990       12/01/98          1,403            30.38
       R. Hodgman; Richard A.         Personal Income Trust for the
       Lumpkin (power to direct       Benefit of Elizabeth Arabella
       sale of shares)                Lumpkin dated April 20, 1990





     CUSIP No.   582266 10 2          13D/A                         Page 27


                                                                                           Number of
                                                                         Date of           Shares of        Price per
       Reporting Person               Trust                              Transaction       Common Stock     Share or Unit

       Steven L. Grissom and David    Mary Lee Sparks 1990 Personal      11/24/98            948            33.75
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       Anne Romayne Sparks dated April
       sale of shares)                20, 1990

       Steven L. Grissom and David    Mary Lee Sparks 1990 Personal      11/24/98            658            33.94
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       Anne Romayne Sparks dated April
       sale of shares)                20, 1990

       Steven L. Grissom and David    Mary Lee Sparks 1990 Personal      11/24/98          1,580            33.88
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       Anne Romayne Sparks dated April
       sale of shares)                20, 1990

       Steven L. Grissom and David    Mary Lee Sparks 1990 Personal      11/24/98          1,264            34.25
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       Anne Romayne Sparks dated April
       sale of shares)                20, 1990

       Steven L. Grissom and David    Mary Lee Sparks 1990 Personal      11/24/98            948            33.75
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       Barbara Lee Sparks dated April
       sale of shares)                20, 1990

       Steven L. Grissom and David    Mary Lee Sparks 1990 Personal      11/24/98            658            33.94
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       Barbara Lee Sparks dated April
       sale of shares)                20, 1990

       Steven L. Grissom and David    Mary Lee Sparks 1990 Personal      11/24/98          1,580            33.88
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       Barbara Lee Sparks dated April
       sale of shares)                20, 1990

       Steven L. Grissom and David    Mary Lee Sparks 1990 Personal      11/24/98          1,264            34.25
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       Barbara Lee Sparks dated April
       sale of shares)                20, 1990

       Steven L. Grissom and David    Mary Lee Sparks 1990 Personal      11/24/98            504            33.75
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       Christina Louise Sparks dated
       sale of shares)                April 20, 1990





     CUSIP No.   582266 10 2          13D/A                         Page 28


                                                                                           Number of
                                                                         Date of           Shares of        Price per
       Reporting Person               Trust                              Transaction       Common Stock     Share or Unit

       Steven L. Grissom and David    Mary Lee Sparks 1990 Personal      11/24/98            349            33.94
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       Christina Louise Sparks dated
       sale of shares)                April 20, 1990

       Steven L. Grissom and David    Mary Lee Sparks 1990 Personal      11/24/98            840            33.88
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       Christina Louise Sparks dated
       sale of shares)                April 20, 1990

       Steven L. Grissom and David    Mary Lee Sparks 1990 Personal      11/24/98            672            34.25
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       Christina Louise Sparks dated
       sale of shares)                April 20, 1990

       Steven L. Grissom and David    Mary Lee Sparks 1990 Personal      11/25/98            835            33.25
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       Christina Louise Sparks dated
       sale of shares)                April 20, 1990

       Steven L. Grissom and David    Mary Lee Sparks 1990 Personal      11/25/98            835            33.75
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       Christina Louise Sparks dated
       sale of shares)                April 20, 1990

       Steven L. Grissom and David    Mary Lee Sparks 1990 Personal      11/30/98             36            30.94
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       Christina Louise Sparks dated
       sale of shares)                April 20, 1990

       Steven L. Grissom and David    Mary Lee Sparks 1990 Personal      11/30/98            126            31.13
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       Christina Louise Sparks dated
       sale of shares)                April 20, 1990

       Steven L. Grissom and David    Mary Lee Sparks 1990 Personal      11/30/98            190            31.50
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       Christina Louise Sparks dated
       sale of shares)                April 20, 1990

       Steven L. Grissom and David    Mary Lee Sparks 1990 Personal      11/30/98             45            31.25
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       Christina Louise Sparks dated
       sale of shares)                April 20, 1990





     CUSIP No.   582266 10 2          13D/A                         Page 29


                                                                                           Number of
                                                                         Date of           Shares of        Price per
       Reporting Person               Trust                              Transaction       Common Stock     Share or Unit

       Steven L. Grissom and David    Mary Lee Sparks 1990 Personal      11/30/98             18            31.31
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       Christina Louise Sparks dated
       sale of shares)                April 20, 1990

       Steven L. Grissom and David    Mary Lee Sparks 1990 Personal      11/30/98              5            30.94
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       John Woodruff Sparks dated April
       sale of shares)                20, 1990

       Steven L. Grissom and David    Mary Lee Sparks 1990 Personal      11/30/98             15            31.13
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       John Woodruff Sparks dated April
       sale of shares)                20, 1990

       Steven L. Grissom and David    Mary Lee Sparks 1990 Personal      11/30/98             24            31.50
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       John Woodruff Sparks dated April
       sale of shares)                20, 1990

       Steven L. Grissom and David    Mary Lee Sparks 1990 Personal      11/30/98              5            31.25
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       John Woodruff Sparks dated April
       sale of shares)                20, 1990

       Steven L. Grissom and David    Mary Lee Sparks 1990 Personal      11/30/98              1            31.31
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       John Woodruff Sparks dated April
       sale of shares)                20, 1990

       Steven L. Grissom and David    Mary Lee Sparks 1990 Personal      12/01/98          1,480            30.38
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       John Woodruff Sparks dated April
       sale of shares)                20, 1990

       Steven L. Grissom and David    Mary Lee Sparks 1990 Personal      12/01/98          1,517            30.25
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       John Woodruff Sparks dated April
       sale of shares)                20, 1990

       Steven L. Grissom and David    Mary Lee Sparks 1990 Personal      12/01/98          1,403            30.38
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       John Woodruff Sparks dated April
       sale of shares)                20, 1990





     CUSIP No.   582266 10 2          13D/A                         Page 30


              On November 30, 1998 and December 1, 1998, the Gallo
    Trusts sold an aggregate of 18,400 shares of Common Stock in market transactions pursuant to Rule 144 under the Securities Act. These transactions are further described below:


                                                                                           Number of
                                                                         Date of           Shares of        Price Per
       Reporting Person               Trust                              Transaction       Common Stock     Share or Unit

       Bank One, Texas, NA; Richard   Trust named for Joseph John Keon   11/30/98             94            $30.94
       A. Lumpkin (power to direct    III created under the Mary Green
       vote and investments)          Lumpkin Gallo Trust Agreement
                                      dated December 29, 1989

       Bank One, Texas, NA; Richard   Trust named for Joseph John Keon   11/30/98            329            31.13
       A. Lumpkin (power to direct    III created under the Mary Green
       vote and investments)          Lumpkin Gallo Trust Agreement
                                      dated December 29, 1989

       Bank One, Texas, NA; Richard   Trust named for Joseph John Keon   11/30/98            493            31.50
       A. Lumpkin (power to direct    III created under the Mary Green
       vote and investments)          Lumpkin Gallo Trust Agreement
                                      dated December 29, 1989

       Bank One, Texas, NA; Richard   Trust named for Joseph John Keon   11/30/98            118            31.25
       A. Lumpkin (power to direct    III created under the Mary Green
       vote and investments)          Lumpkin Gallo Trust Agreement
                                      dated December 29, 1989

       Bank One, Texas, NA; Richard   Trust named for Joseph John Keon   11/30/98             46            31.31
       A. Lumpkin (power to direct    III created under the Mary Green
       vote and investments)          Lumpkin Gallo Trust Agreement
                                      dated December 29, 1989

       Bank One, Texas, NA; Richard   Trust named for Joseph John Keon   12/01/98            108            30.38
       A. Lumpkin (power to direct    III created under the Mary Green
       vote and investments)          Lumpkin Gallo Trust Agreement
                                      dated December 29, 1989

       Bank One, Texas, NA; Richard   Trust named for Joseph John Keon   12/01/98            110            30.25
       A. Lumpkin (power to direct    III created under the Mary Green
       vote and investments)          Lumpkin Gallo Trust Agreement
                                      dated December 29, 1989





     CUSIP No.   582266 10 2          13D/A                         Page 31


                                                                                           Number of
                                                                         Date of           Shares of        Price per
       Reporting Person               Trust                              Transaction       Common Stock     Share or Unit

       Bank One, Texas, NA; Richard   Trust named for Joseph John Keon   12/01/98            102            30.38
       A. Lumpkin (power to direct    III created under the Mary Green
       vote and investments)          Lumpkin Gallo Trust Agreement
                                      dated December 29, 1989

       Bank One, Texas, NA; Richard   Trust named for Katherine          11/30/98             94            30.94
       A. Lumpkin (power to direct    Stoddert Keon created under the
       vote and investments)          Mary Green Lumpkin Gallo Trust
                                      Agreement dated December 29,
                                      1989

       Bank One, Texas, NA; Richard   Trust named for Katherine          11/30/98            329            31.13
       A. Lumpkin (power to direct    Stoddert Keon created under the
       vote and investments)          Mary Green Lumpkin Gallo Trust
                                      Agreement dated December 29,
                                      1989

       Bank One, Texas, NA; Richard   Trust named for Katherine          11/30/98            493            31.50
       A. Lumpkin (power to direct    Stoddert Keon created under the
       vote and investments)          Mary Green Lumpkin Gallo Trust
                                      Agreement dated December 29,
                                      1989

       Bank One, Texas, NA; Richard   Trust named for Katherine          11/30/98            118            31.25
       A. Lumpkin (power to direct    Stoddert Keon created under the
       vote and investments)          Mary Green Lumpkin Gallo Trust
                                      Agreement dated December 29,
                                      1989

       Bank One, Texas, NA; Richard   Trust named for Katherine          11/30/98             46            31.31
       A. Lumpkin (power to direct    Stoddert Keon created under the
       vote and investments)          Mary Green Lumpkin Gallo Trust
                                      Agreement dated December 29,
                                      1989

       Bank One, Texas, NA; Richard   Trust named for Katherine          12/01/98            108            30.38
       A. Lumpkin (power to direct    Stoddert Keon created under the
       vote and investments)          Mary Green Lumpkin Gallo Trust
                                      Agreement dated December 29,
                                      1989

       Bank One, Texas, NA; Richard   Trust named for Katherine          12/01/98            110            30.25
       A. Lumpkin (power to direct    Stoddert Keon created under the
       vote and investments)          Mary Green Lumpkin Gallo Trust
                                      Agreement dated December 29,
                                      1989





     CUSIP No.   582266 10 2          13D/A                         Page 32


                                                                                           Number of
                                                                         Date of           Shares of        Price per
       Reporting Person               Trust                              Transaction       Common Stock     Share or Unit

       Bank One, Texas, NA; Richard   Trust named for Katherine          12/01/98            102            30.38
       A. Lumpkin (power to direct    Stoddert Keon created under the
       vote and investments)          Mary Green Lumpkin Gallo Trust
                                      Agreement dated December 29,
                                      1989

       Bank One, Texas, NA; Richard   Trust named for Lisa Anne Keon     11/30/98             94            30.94
       A. Lumpkin (power to direct    created under the Mary Green
       vote and investments)          Lumpkin Gallo Trust Agreement
                                      dated December 29, 1989

       Bank One, Texas, NA; Richard   Trust named for Lisa Anne Keon     11/30/98            329            31.13
       A. Lumpkin (power to direct    created under the Mary Green
       vote and investments)          Lumpkin Gallo Trust Agreement
                                      dated December 29, 1989

       Bank One, Texas, NA; Richard   Trust named for Lisa Anne Keon     11/30/98            493            31.50
       A. Lumpkin (power to direct    created under the Mary Green
       vote and investments)          Lumpkin Gallo Trust Agreement
                                      dated December 29, 1989

       Bank One, Texas, NA; Richard   Trust named for Lisa Anne Keon     11/30/98            118            31.25
       A. Lumpkin (power to direct    created under the Mary Green
       vote and investments)          Lumpkin Gallo Trust Agreement
                                      dated December 29, 1989

       Bank One, Texas, NA; Richard   Trust named for Lisa Anne Keon     11/30/98             46            31.31
       A. Lumpkin (power to direct    created under the Mary Green
       vote and investments)          Lumpkin Gallo Trust Agreement
                                      dated December 29, 1989

       Bank One, Texas, NA; Richard   Trust named for Lisa Anne Keon     12/01/98            108            30.38
       A. Lumpkin (power to direct    created under the Mary Green
       vote and investments)          Lumpkin Gallo Trust Agreement
                                      dated December 29, 1989

       Bank One, Texas, NA; Richard   Trust named for Lisa Anne Keon     12/01/98            110            30.25
       A. Lumpkin (power to direct    created under the Mary Green
       vote and investments)          Lumpkin Gallo Trust Agreement
                                      dated December 29, 1989

       Bank One, Texas, NA; Richard   Trust named for Lisa Anne Keon     12/01/98            102            30.38
       A. Lumpkin (power to direct    created under the Mary Green
       vote and investments)          Lumpkin Gallo Trust Agreement
                                      dated December 29, 1989





     CUSIP No.   582266 10 2          13D/A                         Page 33


                                                                                           Number of
                                                                         Date of           Shares of        Price per
       Reporting Person               Trust                              Transaction       Common Stock     Share or Unit

       Bank One, Texas, NA; Richard   Trust named for Margaret Lynley    11/30/98             94            30.94
       A. Lumpkin (power to direct    Keon created under the Mary
       vote and investments)          Green Lumpkin Gallo Trust
                                      Agreement dated December 29,
                                      1989

       Bank One, Texas, NA; Richard   Trust named for Margaret Lynley    11/30/98            327            31.13
       A. Lumpkin (power to direct    Keon created under the Mary
       vote and investments)          Green Lumpkin Gallo Trust
                                      Agreement dated December 29,
                                      1989

       Bank One, Texas, NA; Richard   Trust named for Margaret Lynley    11/30/98            491            31.50
       A. Lumpkin (power to direct    Keon created under the Mary
       vote and investments)          Green Lumpkin Gallo Trust
                                      Agreement dated December 29,
                                      1989

       Bank One, Texas, NA; Richard   Trust named for Margaret Lynley    11/30/98            117            31.25
       A. Lumpkin (power to direct    Keon created under the Mary
       vote and investments)          Green Lumpkin Gallo Trust
                                      Agreement dated December 29,
                                      1989

       Bank One, Texas, NA; Richard   Trust named for Margaret Lynley    11/30/98             46            31.31
       A. Lumpkin (power to direct    Keon created under the Mary
       vote and investments)          Green Lumpkin Gallo Trust
                                      Agreement dated December 29,
                                      1989

       Bank One, Texas, NA; Richard   Trust named for Margaret Lynley    12/01/98            108            30.38
       A. Lumpkin (power to direct    Keon created under the Mary
       vote and investments)          Green Lumpkin Gallo Trust
                                      Agreement dated December 29,
                                      1989

       Bank One, Texas, NA; Richard   Trust named for Margaret Lynley    12/01/98            113            30.25
       A. Lumpkin (power to direct    Keon created under the Mary
       vote and investments)          Green Lumpkin Gallo Trust
                                      Agreement dated December 29,
                                      1989

       Bank One, Texas, NA; Richard   Trust named for Margaret Lynley    12/01/98            104            30.38
       A. Lumpkin (power to direct    Keon created under the Mary
       vote and investments)          Green Lumpkin Gallo Trust
                                      Agreement dated December 29,
                                      1989





     CUSIP No.   582266 10 2          13D/A                         Page 34


                                                                                           Number of
                                                                         Date of           Shares of        Price per
       Reporting Person               Trust                              Transaction       Common Stock     Share or Unit

       Bank One, Texas, NA; Richard   Trust named for Pamela Keon        11/30/98             94            30.94
       A. Lumpkin (power to direct    Vitale created under the Mary
       vote and investments)          Green Lumpkin Gallo Trust
                                      Agreement dated December 29,
                                      1989

       Bank One, Texas, NA; Richard   Trust named for Pamela Keon        11/30/98            327            31.13
       A. Lumpkin (power to direct    Vitale created under the Mary
       vote and investments)          Green Lumpkin Gallo Trust
                                      Agreement dated December 29,
                                      1989

       Bank One, Texas, NA; Richard   Trust named for Pamela Keon        11/30/98            491            31.50
       A. Lumpkin (power to direct    Vitale created under the Mary
       vote and investments)          Green Lumpkin Gallo Trust
                                      Agreement dated December 29,
                                      1989

       Bank One, Texas, NA; Richard   Trust named for Pamela Keon        11/30/98            117            31.25
       A. Lumpkin (power to direct    Vitale created under the Mary
       vote and investments)          Green Lumpkin Gallo Trust
                                      Agreement dated December 29,
                                      1989

       Bank One, Texas, NA; Richard   Trust named for Pamela Keon        11/30/98             46            31.31
       A. Lumpkin (power to direct    Vitale created under the Mary
       vote and investments)          Green Lumpkin Gallo Trust
                                      Agreement dated December 29,
                                      1989

       Bank One, Texas, NA; Richard   Trust named for Pamela Keon        12/01/98            109            30.38
       A. Lumpkin (power to direct    Vitale created under the Mary
       vote and investments)          Green Lumpkin Gallo Trust
                                      Agreement dated December 29,
                                      1989

       Bank One, Texas, NA; Richard   Trust named for Pamela Keon        12/01/98            112            30.25
       A. Lumpkin (power to direct    Vitale created under the Mary
       vote and investments)          Green Lumpkin Gallo Trust
                                      Agreement dated December 29,
                                      1989

       Bank One, Texas, NA; Richard   Trust named for Pamela Keon        12/01/98            104            30.38
       A. Lumpkin (power to direct    Vitale created under the Mary
       vote and investments)          Green Lumpkin Gallo Trust
                                      Agreement dated December 29,
                                      1989





     CUSIP No.   582266 10 2          13D/A                         Page 35


                                                                                           Number of
                                                                         Date of           Shares of        Price per
       Reporting Person               Trust                              Transaction       Common Stock     Share or Unit

       Bank One, Texas, NA; Richard   Trust named for Susan Tamara       11/30/98             93            30.94
       A. Lumpkin (power to direct    Keon DeWyngaert created under
       vote and investments)          the Mary Green Lumpkin Gallo
                                      Trust Agreement dated December
                                      29, 1989

       Bank One, Texas, NA; Richard   Trust named for Susan Tamara       11/30/98            327            31.13
       A. Lumpkin (power to direct    Keon DeWyngaert created under
       vote and investments)          the Mary Green Lumpkin Gallo
                                      Trust Agreement dated December
                                      29, 1989

       Bank One, Texas, NA; Richard   Trust named for Susan Tamara       11/30/98            491            31.50
       A. Lumpkin (power to direct    Keon DeWyngaert created under
       vote and investments)          the Mary Green Lumpkin Gallo
                                      Trust Agreement dated December
                                      29, 1989

       Bank One, Texas, NA; Richard   Trust named for Susan Tamara       11/30/98            117            31.25
       A. Lumpkin (power to direct    Keon DeWyngaert created under
       vote and investments)          the Mary Green Lumpkin Gallo
                                      Trust Agreement dated December
                                      29, 1989

       Bank One, Texas, NA; Richard   Trust named for Susan Tamara       11/30/98             47            31.31
       A. Lumpkin (power to direct    Keon DeWyngaert created under
       vote and investments)          the Mary Green Lumpkin Gallo
                                      Trust Agreement dated December
                                      29, 1989

       Bank One, Texas, NA; Richard   Trust named for Susan Tamara       12/01/98            109            30.38
       A. Lumpkin (power to direct    Keon DeWyngaert created under
       vote and investments)          the Mary Green Lumpkin Gallo
                                      Trust Agreement dated December
                                      29, 1989

       Bank One, Texas, NA; Richard   Trust named for Susan Tamara       12/01/98            112            30.25
       A. Lumpkin (power to direct    Keon DeWyngaert created under
       vote and investments)          the Mary Green Lumpkin Gallo
                                      Trust Agreement dated December
                                      29, 1989

       Bank One, Texas, NA; Richard   Trust named for Susan Tamara       12/01/98            104            30.38
       A. Lumpkin (power to direct    Keon DeWyngaert created under
       vote and investments)          the Mary Green Lumpkin Gallo
                                      Trust Agreement dated December
                                      29, 1989





     CUSIP No.   582266 10 2          13D/A                         Page 36


                                                                                           Number of
                                                                         Date of           Shares of        Price per
       Reporting Person               Trust                              Transaction       Common Stock     Share or Unit

       Bank One, Texas, NA; Richard   Trust named for Benjamin Iverson   11/30/98            175            30.94
       A. Lumpkin (power to direct    Lumpkin created under the Mary
       vote and investments)          Green Lumpkin Gallo Trust
                                      Agreement dated December 29,
                                      1989

       Bank One, Texas, NA; Richard   Trust named for Benjamin Iverson   11/30/98            610            31.13
       A. Lumpkin (power to direct    Lumpkin created under the Mary
       vote and investments)          Green Lumpkin Gallo Trust
                                      Agreement dated December 29,
                                      1989

       Bank One, Texas, NA; Richard   Trust named for Benjamin Iverson   11/30/98            912            31.50
       A. Lumpkin (power to direct    Lumpkin created under the Mary
       vote and investments)          Green Lumpkin Gallo Trust
                                      Agreement dated December 29,
                                      1989

       Bank One, Texas, NA; Richard   Trust named for Benjamin Iverson   11/30/98            216            31.25
       A. Lumpkin (power to direct    Lumpkin created under the Mary
       vote and investments)          Green Lumpkin Gallo Trust
                                      Agreement dated December 29,
                                      1989

       Bank One, Texas, NA; Richard   Trust named for Benjamin Iverson   11/30/98             87            31.31
       A. Lumpkin (power to direct    Lumpkin created under the Mary
       vote and investments)          Green Lumpkin Gallo Trust
                                      Agreement dated December 29,
                                      1989

       Bank One, Texas, NA; Richard   Trust named for Elizabeth          11/30/98            175            30.94
       A. Lumpkin (power to direct    Arabella Lumpkin created under
       vote and investments)          the Mary Green Lumpkin Gallo
                                      Trust Agreement dated December
                                      29, 1989

       Bank One, Texas, NA; Richard   Trust named for Elizabeth          11/30/98            610            31.13
       A. Lumpkin (power to direct    Arabella Lumpkin created under
       vote and investments)          the Mary Green Lumpkin Gallo
                                      Trust Agreement dated December
                                      29, 1989

       Bank One, Texas, NA; Richard   Trust named for Elizabeth          11/30/98            912            31.50
       A. Lumpkin (power to direct    Arabella Lumpkin created under
       vote and investments)          the Mary Green Lumpkin Gallo
                                      Trust Agreement dated December
                                      29, 1989





     CUSIP No.   582266 10 2          13D/A                         Page 37


                                                                                           Number of
                                                                         Date of           Shares of        Price per
       Reporting Person               Trust                              Transaction       Common Stock     Share or Unit

       Bank One, Texas, NA; Richard   Trust named for Elizabeth          11/30/98            216            31.25
       A. Lumpkin (power to direct    Arabella Lumpkin created under
       vote and investments)          the Mary Green Lumpkin Gallo
                                      Trust Agreement dated December
                                      29, 1989

       Bank One, Texas, NA; Richard   Trust named for Elizabeth          11/30/98             87            31.31
       A. Lumpkin (power to direct    Arabella Lumpkin created under
       vote and investments)          the Mary Green Lumpkin Gallo
                                      Trust Agreement dated December
                                      29, 1989

       Bank One, Texas, NA; Richard   Trust named for Anne Romayne       11/30/98            130            30.94
       A. Lumpkin (power to direct    Sparks created under the Mary
       vote and investments)          Green Lumpkin Gallo Trust
                                      Agreement dated December 29,
                                      1989

       Bank One, Texas, NA; Richard   Trust named for Anne Romayne       11/30/98            458            31.13
       A. Lumpkin (power to direct    Sparks created under the Mary
       vote and investments)          Green Lumpkin Gallo Trust
                                      Agreement dated December 29,
                                      1989

       Bank One, Texas, NA; Richard   Trust named for Anne Romayne       11/30/98            685            31.50
       A. Lumpkin (power to direct    Sparks created under the Mary
       vote and investments)          Green Lumpkin Gallo Trust
                                      Agreement dated December 29,
                                      1989

       Bank One, Texas, NA; Richard   Trust named for Anne Romayne       11/30/98            163            31.25
       A. Lumpkin (power to direct    Sparks created under the Mary
       vote and investments)          Green Lumpkin Gallo Trust
                                      Agreement dated December 29,
                                      1989

       Bank One, Texas, NA; Richard   Trust named for Anne Romayne       11/30/98             64            31.31
       A. Lumpkin (power to direct    Sparks created under the Mary
       vote and investments)          Green Lumpkin Gallo Trust
                                      Agreement dated December 29,
                                      1989

       Bank One, Texas, NA; Richard   Trust named for Barbara Lee        11/30/98            130            30.94
       A. Lumpkin (power to direct    Sparks created under the Mary
       vote and investments)          Green Lumpkin Gallo Trust
                                      Agreement dated December 29,
                                      1989





     CUSIP No.   582266 10 2          13D/A                         Page 38


                                                                                           Number of
                                                                         Date of           Shares of        Price per
       Reporting Person               Trust                              Transaction       Common Stock     Share or Unit

       Bank One, Texas, NA; Richard   Trust named for Barbara Lee        11/30/98            458            31.13
       A. Lumpkin (power to direct    Sparks created under the Mary
       vote and investments)          Green Lumpkin Gallo Trust
                                      Agreement dated December 29,
                                      1989

       Bank One, Texas, NA; Richard   Trust named for Barbara Lee        11/30/98            684            31.50
       A. Lumpkin (power to direct    Sparks created under the Mary
       vote and investments)          Green Lumpkin Gallo Trust
                                      Agreement dated December 29,
                                      1989

       Bank One, Texas, NA; Richard   Trust named for Barbara Lee        11/30/98            163            31.25
       A. Lumpkin (power to direct    Sparks created under the Mary
       vote and investments)          Green Lumpkin Gallo Trust
                                      Agreement dated December 29,
                                      1989

       Bank One, Texas, NA; Richard   Trust named for Barbara Lee        11/30/98             65            31.31
       A. Lumpkin (power to direct    Sparks created under the Mary
       vote and investments)          Green Lumpkin Gallo Trust
                                      Agreement dated December 29,
                                      1989

       Bank One, Texas, NA; Richard   Trust named for Christina Louise   11/30/98            130            30.94
       A. Lumpkin (power to direct    Sparks created under the Mary
       vote and investments)          Green Lumpkin Gallo Trust
                                      Agreement dated December 29,
                                      1989

       Bank One, Texas, NA; Richard   Trust named for Christina Louise   11/30/98            457            31.13
       A. Lumpkin (power to direct    Sparks created under the Mary
       vote and investments)          Green Lumpkin Gallo Trust
                                      Agreement dated December 29,
                                      1989

       Bank One, Texas, NA; Richard   Trust named for Christina Louise   11/30/98            685            31.50
       A. Lumpkin (power to direct    Sparks created under the Mary
       vote and investments)          Green Lumpkin Gallo Trust
                                      Agreement dated December 29,
                                      1989

       Bank One, Texas, NA; Richard   Trust named for Christina Louise   11/30/98            163            31.25
       A. Lumpkin (power to direct    Sparks created under the Mary
       vote and investments)          Green Lumpkin Gallo Trust
                                      Agreement dated December 29,
                                      1989





     CUSIP No.   582266 10 2          13D/A                         Page 39


                                                                                           Number of
                                                                         Date of           Shares of        Price per
       Reporting Person               Trust                              Transaction       Common Stock     Share or Unit

       Bank One, Texas, NA; Richard   Trust named for Christina Louise   11/30/98             65            31.31
       A. Lumpkin (power to direct    Sparks created under the Mary
       vote and investments)          Green Lumpkin Gallo Trust
                                      Agreement dated December 29,
                                      1989

       Bank One, Texas, NA; Richard   Trust named for John Woodruff      11/30/98            130            30.94
       A. Lumpkin (power to direct    Sparks created under the Mary
       vote and investments)          Green Lumpkin Gallo Trust
                                      Agreement dated December 29,
                                      1989

       Bank One, Texas, NA; Richard   Trust named for John Woodruff      11/30/98            457            31.13
       A. Lumpkin (power to direct    Sparks created under the Mary
       vote and investments)          Green Lumpkin Gallo Trust
                                      Agreement dated December 29,
                                      1989

       Bank One, Texas, NA; Richard   Trust named for John Woodruff      11/30/98            684            31.50
       A. Lumpkin (power to direct    Sparks created under the Mary
       vote and investments)          Green Lumpkin Gallo Trust
                                      Agreement dated December 29,
                                      1989

       Bank One, Texas, NA; Richard   Trust named for John Woodruff      11/30/98            163            31.25
       A. Lumpkin (power to direct    Sparks created under the Mary
       vote and investments)          Green Lumpkin Gallo Trust
                                      Agreement dated December 29,
                                      1989





     CUSIP No.   582266 10 2          13D/A                         Page 40


                                                                                           Number of
                                                                         Date of           Shares of        Price per
       Reporting Person               Trust                              Transaction       Common Stock     Share or Unit

       Bank One, Texas, NA; Richard   Trust named for John Woodruff      11/30/98             66            31.31
       A. Lumpkin (power to direct    Sparks created under the Mary
       vote and investments)          Green Lumpkin Gallo Trust
                                      Agreement dated December 29,
                                      1989



            On November 30, 1998, the Grandchildren's Trusts sold an
    aggregate of 3,200 shares of Common Stock in market transactions pursuant to Rule 144 under the Securities Act.  These transactions are further described below:
                                                                                           Number of
                                                                         Date of           Shares of        Price per
       Reporting Person               Trust                              Transaction       Common Stock     Share

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98             17            $30.94
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Joseph John Keon
                                      III

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98             61             31.13
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Joseph John Keon
                                      III

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98             91             31.50
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Joseph John Keon
                                      III

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98             22             31.25
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Joseph John Keon
                                      III

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98              9             31.31
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Joseph John Keon
                                      III

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98             17             30.94
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Katherine Stoddert
                                      Keon





     CUSIP No.   582266 10 2          13D/A                         Page 41


                                                                                           Number of
                                                                         Date of           Shares of        Price per
       Reporting Person               Trust                              Transaction       Common Stock     Share or Unit

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98             61             31.13
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Katherine Stoddert
                                      Keon

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98             91             31.50
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Katherine Stoddert
                                      Keon

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98             22             31.25
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Katherine Stoddert
                                      Keon

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98              9             31.31
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Katherine Stoddert
                                      Keon

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98             17            30.94
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Lisa Anne Keon

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98             60            31.13
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Lisa Anne Keon

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98             91            31.50
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Lisa Anne Keon

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98             21            31.25
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Lisa Anne Keon

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98             11            31.31
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Lisa Anne Keon

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98             17            30.94
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Margaret Lynley
                                      Keon

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98             60            31.13
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Margaret Lynley
                                      Keon





     CUSIP No.   582266 10 2          13D/A                         Page 42


                                                                                           Number of
                                                                         Date of           Shares of        Price per
       Reporting Person               Trust                              Transaction       Common Stock     Share or Unit

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98             91            31.50
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Margaret Lynley
                                      Keon

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98             21            31.25
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Margaret Lynley
                                      Keon

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98             11            31.31
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Margaret Lynley
                                      Keon

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98             17            30.94
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Pamela Keon Vitale

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98             60            31.13
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Pamela Keon Vitale

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98             92            31.50
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Pamela Keon Vitale

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98             22            31.25
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Pamela Keon Vitale

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98              9            31.31
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Pamela Keon Vitale

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98             17            30.94
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Susan Tamara Keon
                                      DeWyngaert

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98             60            31.13
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Susan Tamara Keon
                                      DeWyngaert

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98             92            31.50
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Susan Tamara Keon
                                      DeWyngaert





     CUSIP No.   582266 10 2          13D/A                         Page 43


                                                                                           Number of
                                                                         Date of           Shares of        Price per
       Reporting Person               Trust                              Transaction       Common Stock     Share or Unit

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98             22            31.25
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Susan Tamara Keon
                                      DeWyngaert

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98              9            31.31
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Susan Tamara Keon
                                      DeWyngaert

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98             35            30.94
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Benjamin Iverson
                                      Lumpkin

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98            122            31.13
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Benjamin Iverson
                                      Lumpkin

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98            183            31.50
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Benjamin Iverson
                                      Lumpkin

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98             43            31.25
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Benjamin Iverson
                                      Lumpkin

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98             17            31.31
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Benjamin Iverson
                                      Lumpkin

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98             35            30.94
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Elizabeth Arabella
                                      Lumpkin

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98            122            31.13
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Elizabeth Arabella
                                      Lumpkin





     CUSIP No.   582266 10 2          13D/A                         Page 44


                                                                                           Number of
                                                                         Date of           Shares of        Price per
       Reporting Person               Trust                              Transaction       Common Stock     Share or Unit

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98            183            31.50
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Elizabeth Arabella
                                      Lumpkin

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98             43            31.25
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Elizabeth Arabella
                                      Lumpkin

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98             17            31.31
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Elizabeth Arabella
                                      Lumpkin

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98             26            30.94
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Anne Romayne Sparks

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98             91            31.13
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Anne Romayne Sparks

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98            138            31.50
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Anne Romayne Sparks

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98             32            31.25
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Anne Romayne Sparks

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98             13            31.31
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Anne Romayne Sparks

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98             26            30.94
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Barbara Lee  Sparks

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98             91            31.13
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Barbara Lee  Sparks

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98            138            31.50
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Barbara Lee  Sparks





     CUSIP No.   582266 10 2          13D/A                         Page 45


                                                                                           Number of
                                                                         Date of           Shares of        Price per
       Reporting Person               Trust                              Transaction       Common Stock     Share or Unit

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98             32            31.25
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Barbara Lee  Sparks

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98             13            31.31
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Barbara Lee  Sparks

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98             26            30.94
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Christina Louise
                                      Sparks

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98             91            31.13
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Christina Louise
                                      Sparks

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98            137           31.50
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Christina Louise
                                      Sparks

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98             32            31.25
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Christina Louise
                                      Sparks

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98             14            31.31
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Christina Louise
                                      Sparks

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98             26            30.94
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o John Woodruff
                                      Sparks

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98             91            31.13
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o John Woodruff
                                      Sparks

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98            135            31.50
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o John Woodruff
                                      Sparks





     CUSIP No.   582266 10 2          13D/A                         Page 46


                                                                                           Number of
                                                                         Date of           Shares of        Price per
       Reporting Person               Trust                              Transaction       Common Stock     Share or Unit

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98             32            31.25
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o John Woodruff
                                      Sparks

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98             16            31.31
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o John Woodruff
                                      Sparks



             On December 1, 1998, the Margaret Lumpkin Keon Trust, dated May 13, 1978, contributed 1,600 shares of Common Stock to charity.

             On January 4, 1999, Steven L. Grissom acquired 806 shares of Common Stock at approximately $27.90 per share, pursuant to the Company's Employee Stock Purchase Plan.

             On October 27, 1998, an aggregate of 1,820,000 shares of Common Stock were distributed by various trusts created under the Mary Green Gallo Trust Agreement dated December 29, 1989, to individual beneficiaries of the respective trust. Concurrently, also on October 27, 1998, each of such beneficiaries contributed the shares received to one or more newly created charitable remainder unitrusts as follows:



                                                     Number of                                    Trust Receiving
                   Distributing Trust                 Shares         Beneficiary                    Contribution

       Trust named for Benjamin Iverson Lumpkin      100,000    Benjamin I. Lumpkin   Benjamin I. Lumpkin 1998 NIM-CRUT
       created under the Mary Green Gallo Trust                                       dated October 27, 1998
       Agreement dated December 29, 1989

       Trust named for Elizabeth Arabella            100,000    Elizabeth L. Celio    Elizabeth L. Celio 1998 NIM-CRUT
       Lumpkin created under the Mary Green                                           dated October 27, 1998
       Gallo Trust Agreement dated December 29,
       1989

       Trust named for Joseph John Keon III           85,000    Joseph J. Keon III    Joseph J. Keon III 1998 CRUT dated
       created under the Mary Green Gallo Trust                                       October 27, 1998
       Agreement dated December 29, 1989

       Trust named for Katherine Stoddert Keon        85,000    Katherine S. Keon     Katherine S. Keon 1998 CRUT dated
       created under the Mary Green Gallo Trust                                       October 27, 1998
       Agreement dated December 29, 1989





     CUSIP No.   582266 10 2          13D/A                         Page 47


                                                    Number of                                    Trust Receiving
                   Distributing Trust                Shares         Beneficiary                    Contribution

       Trust named for Margaret Lynley Keon          100,000    Margaret Lynley       Margaret Lynley Keon 1998 NIM-CRUT
       created under the Mary Green Gallo Trust                 Keon                  dated October 27, 1998
       Agreement dated December 29, 1989

       Trust named for Susan Tamara Keon             100,000    Susan K. DeWyngaert   Susan K. DeWyngaert 1998 Spouse CRUT
       DeWyngaert created under the Mary Green                                        dated October 27, 1998
       Gallo Trust Agreement dated December 29,
       1989

       Trust named for Pamela Keon Vitale            100,000    Pamela K. Vitale      Pamela K. Vitale 1998 Spouse CRUT
       created under the Mary Green Gallo Trust                                       dated October 27, 1998
       Agreement dated December 29, 1989

       Trust named for Lisa Anne Keon created        200,000    Liese A. Keon         Liese A. Keon 1998 CRUT dated
       under the Mary Green Gallo Trust                                               October 27, 1998
       Agreement dated December 29, 1989

       Trust named for Barbara Lee Sparks            250,000    Barbara S. Federico   Barbara S. Federico 1998 Spouse CRUT
       created under the Mary Green Gallo Trust                                       dated October 27, 1998
       Agreement dated December 29, 1989

       Trust named for Anne Romayne Sparks           200,000    Anne S. Whitten       Anne S. Whitten 1998 Spouse NIM-CRUT
       created under the Mary Green Gallo Trust                                       dated October 27, 1998
       Agreement dated December 29, 1989

       Trust named for John Woodruff Sparks           75,000    John W. Sparks        John W. Sparks 1998 Spouse NIM-CRUT
       created under the Mary Green Gallo Trust                                       dated October 27, 1998
       Agreement dated December 29, 1989

       Trust named for John Woodruff Sparks          175,000    John W. Sparks        John W. Sparks 1998 Spouse CRUT
       created under the Mary Green Gallo Trust                                       dated October 27, 1998
       Agreement dated December 29, 1989

       Trust named for Christina Louise Sparks       250,000    Christina S. Duncan   Christina S. Duncan 1998 Spouse CRUT
       created under the Mary Green Gallo Trust                                       dated October 27, 1998
       Agreement dated December 29, 1989


          Between January 8, 1999 and January 25, 1999, the newly created charitable remainder unitrusts described above, together with the Foundation, sold an aggregate of 192,000 shares of Common Stock in market transactions pursuant to Rule 144 under the Securities Act. These transactions are further described below:



                                                                                     Number of
                                                                      Date of        Shares of        Price per
         Reporting Person                    Trust                  Transaction     Common Stock        Share

       Benjamin I. Lumpkin     Benjamin I. Lumpkin 1998 NIM-CRUT      01/08/99            769           $35.00
                                       dated October 27, 1998





     CUSIP No.   582266 10 2          13D/A                         Page 48


                                                                                      Number of
                                                                      Date of         Shares of        Price per
         Reporting Person                    Trust                  Transaction      Common Stock        Share

       Benjamin I. Lumpkin     Benjamin I. Lumpkin 1998 NIM-CRUT      01/11/99          1,154            35.13
                                       dated October 27, 1998

       Benjamin I. Lumpkin     Benjamin I. Lumpkin 1998 NIM-CRUT      01/12/99          1,923            36.00
                                       dated October 27, 1998

       Benjamin I. Lumpkin     Benjamin I. Lumpkin 1998 NIM-CRUT      01/13/99          1,923            35.00
                                       dated October 27, 1998

       Benjamin I. Lumpkin     Benjamin I. Lumpkin 1998 NIM-CRUT      01/14/99          1,538            36.50
                                       dated October 27, 1998

       Benjamin I. Lumpkin     Benjamin I. Lumpkin 1998 NIM-CRUT      01/14/99            385            36.75
                                       dated October 27, 1998

       Benjamin I. Lumpkin     Benjamin I. Lumpkin 1998               01/15/99            192            37.00
                                       NIM-CRUT dated
                                       October 27, 1998

       Benjamin I. Lumpkin     Benjamin I. Lumpkin 1998               01/19/99          1,731            37.88
                                       NIM-CRUT dated
                                       October 27, 1998

       Benjamin I. Lumpkin     Benjamin I. Lumpkin 1998               01/19/99            769            38.00
                                       NIM-CRUT dated
                                       October 27, 1998

       Benjamin I. Lumpkin     Benjamin I. Lumpkin 1998               01/19/99            384            38.25
                                       NIM-CRUT dated
                                       October 27, 1998

       Benjamin I. Lumpkin     Benjamin I. Lumpkin 1998               01/19/99            385            38.00
                                       NIM-CRUT dated
                                       October 27, 1998

       Benjamin I. Lumpkin     Benjamin I. Lumpkin 1998               01/19/99            385            38.13
                                       NIM-CRUT dated
                                       October 27, 1998

       Benjamin I. Lumpkin     Benjamin I. Lumpkin 1998               01/20/99          1,923            38.50
                                       NIM-CRUT dated
                                       October 27, 1998

       Benjamin I. Lumpkin     Benjamin I. Lumpkin 1998               01/20/99           538             39.00
                                       NIM-CRUT dated
                                       October 27, 1998





     CUSIP No.   582266 10 2          13D/A                         Page 49


                                                                                      Number of
                                                                      Date of         Shares of        Price per
         Reporting Person                    Trust                  Transaction     Common Stock         Share

       Benjamin I. Lumpkin     Benjamin I. Lumpkin 1998               01/25/99           770            39.00
                                       NIM-CRUT dated
                                       October 27, 1998

       Elizabeth L. Celio      Elizabeth L. Celio 1998 NIM-CRUT       01/08/99           769            35.00
                                       dated October 27, 1998

       Elizabeth L. Celio      Elizabeth L. Celio 1998 NIM-CRUT       01/11/99         1,154            35.13
                                       dated October 27, 1998

       Elizabeth L. Celio      Elizabeth L. Celio 1998 NIM-CRUT       01/12/99         1,923            36.00
                                       dated October 27, 1998

       Elizabeth L. Celio      Elizabeth L. Celio 1998 NIM-CRUT       01/13/99         1,923            35.00
                                       dated October 27, 1998

       Elizabeth L. Celio      Elizabeth L. Celio 1998 NIM-CRUT       01/14/99         1,538            36.50
                                       dated October 27, 1998

       Elizabeth L. Celio      Elizabeth L. Celio 1998 NIM-CRUT       01/14/99           385            36.75
                                       dated October 27, 1998

       Elizabeth L. Celio      Elizabeth L. Celio 1998 NIM-CRUT       01/15/99           193             37.00
                                       dated October 27, 1998

       Elizabeth L. Celio      Elizabeth L. Celio 1998 NIM-CRUT       01/19/99         1,730            37.88
                                       dated October 27, 1998

       Elizabeth L. Celio      Elizabeth L. Celio 1998 NIM-CRUT       01/19/99           770            38.00
                                       dated October 27, 1998

       Elizabeth L. Celio      Elizabeth L. Celio 1998 NIM-CRUT       01/19/99           385            38.25
                                       dated October 27, 1998

       Elizabeth L. Celio      Elizabeth L. Celio 1998 NIM-CRUT       01/19/99           384            38.00
                                       dated October 27, 1998

       Elizabeth L. Celio      Elizabeth L. Celio 1998 NIM-CRUT       01/19/99           384            38.13
                                       dated October 27, 1998

       Elizabeth L. Celio      Elizabeth L. Celio 1998 NIM-CRUT       01/20/99         1,923            38.50
                                       dated October 27, 1998

       Elizabeth L. Celio      Elizabeth L. Celio 1998 NIM-CRUT       01/20/99            539           39.00
                                       dated October 27, 1998

       Elizabeth L. Celio      Elizabeth L. Celio 1998 NIM-CRUT       01/25/99            769           39.00
                                       dated October 27, 1998





     CUSIP No.   582266 10 2          13D/A                         Page 50


                                                                                     Number of
                                                                      Date of        Shares of        Price per
         Reporting Person                    Trust                  Transaction     Common Stock        Share

       Joseph J. Keon III      Joseph J. Keon III 1998 CRUT           01/08/99            769           35.00
                                       dated October 27, 1998

       Joseph J. Keon III      Joseph J. Keon III 1998 CRUT           01/11/99          1,154           35.13
                                       dated October 27, 1998

       Joseph J. Keon III      Joseph J. Keon III 1998 CRUT           01/12/99          1,923           36.00
                                       dated October 27, 1998

       Joseph J. Keon III      Joseph J. Keon III 1998 CRUT           01/13/99          1,923           35.00
                                       dated October 27, 1998

       Joseph J. Keon III      Joseph J. Keon III 1998 CRUT           01/14/99          1,539           36.50
                                       dated October 27, 1998

       Joseph J. Keon III      Joseph J. Keon III 1998 CRUT           01/14/99            384           36.75
                                       dated October 27, 1998

       Joseph J. Keon III      Joseph J. Keon III 1998 CRUT           01/15/99            193           37.00
                               dated October 27, 1998

       Joseph J. Keon III      Joseph J. Keon III 1998 CRUT           01/19/99          1,731           37.88
                                       dated October 27, 1998

       Joseph J. Keon III      Joseph J. Keon III 1998 CRUT           01/19/99            769           38.00
                                       dated October 27, 1998

       Joseph J. Keon III      Joseph J. Keon III 1998 CRUT           01/19/99            385           38.25
                                       dated October 27, 1998

       Joseph J. Keon III      Joseph J. Keon III 1998 CRUT           01/19/99            384           38.00
                                       dated October 27, 1998

       Joseph J. Keon III      Joseph J. Keon III 1998 CRUT           01/19/99            385           38.13
                                       dated October 27, 1998

       Joseph J. Keon III      Joseph J. Keon III 1998 CRUT           01/20/99          1,923           38.50
                                       dated October 27, 1998

       Joseph J. Keon III      Joseph J. Keon III 1998 CRUT           01/20/99            538           39.00
                                       dated October 27, 1998

       Joseph J. Keon III      Joseph J. Keon III 1998 CRUT           01/25/99            769           39.00
                                       dated October 27, 1998

       Katherine S. Keon       Katherine S. Keon 1998 CRUT dated      01/08/99            769           35.00
                                       October 27, 1998

       Katherine S. Keon       Katherine S. Keon 1998 CRUT dated      01/11/99          1,154           35.13
                                       October 27, 1998





     CUSIP No.   582266 10 2          13D/A                         Page 51


                                                                                     Number of
                                                                      Date of        Shares of        Price per
         Reporting Person                    Trust                  Transaction     Common Stock        Share

       Katherine S. Keon       Katherine S. Keon 1998 CRUT dated      01/12/99          1,923           36.00
                                       October 27, 1998

       Katherine S. Keon       Katherine S. Keon 1998 CRUT dated      01/13/99          1,923           35.00
                                       October 27, 1998

       Katherine S. Keon       Katherine S. Keon 1998 CRUT dated      01/14/99          1,539           36.50
                                       October 27, 1998

       Katherine S. Keon       Katherine S. Keon 1998 CRUT dated      01/14/99            384           36.75
                                       October 27, 1998

       Katherine S. Keon       Katherine S. Keon 1998 CRUT dated      01/15/99            193           37.00
                               October 27, 1998

       Katherine S. Keon       Katherine S. Keon 1998 CRUT dated      01/19/99          1,731           37.88
                                       October 27, 1998

       Katherine S. Keon       Katherine S. Keon 1998 CRUT dated      01/19/99            769           38.00
                                       October 27, 1998

       Katherine S. Keon       Katherine S. Keon 1998 CRUT dated      01/19/99            385           38.25
                                       October 27, 1998

       Katherine S. Keon       Katherine S. Keon 1998 CRUT dated      01/19/99            384           38.00
                                       October 27, 1998

       Katherine S. Keon       Katherine S. Keon 1998 CRUT dated      01/19/99            384           38.13
                                       October 27, 1998

       Katherine S. Keon       Katherine S. Keon 1998 CRUT dated      01/20/99          1,923           38.50
                                       October 27, 1998

       Katherine S. Keon       Katherine S. Keon 1998 CRUT dated      01/20/99            539           39.00
                                       October 27, 1998

       Katherine S. Keon       Katherine S. Keon 1998 CRUT dated      01/25/99            769           39.00
                                       October 27, 1998

       Margaret Lynley Keon    Margaret Lynley Keon 1998              01/08/99            769           35.00
                                       NIM-CRUT dated
                                       October 27, 1998

       Margaret Lynley Keon    Margaret Lynley Keon 1998              01/11/99          1,154           35.13
                                       NIM-CRUT dated
                                       October 27, 1998

       Margaret Lynley Keon    Margaret Lynley Keon 1998              01/12/99          1,923           36.00
                                       NIM-CRUT dated
                                       October 27, 1998





     CUSIP No.   582266 10 2          13D/A                         Page 52


                                                                                     Number of
                                                                      Date of        Shares of        Price per
         Reporting Person                    Trust                  Transaction     Common Stock        Share

       Margaret Lynley Keon    Margaret Lynley Keon 1998              01/13/99          1,923           35.00
                                       NIM-CRUT dated
                                       October 27, 1998

       Margaret Lynley Keon    Margaret Lynley Keon 1998              01/14/99          1,539           36.50
                                       NIM-CRUT dated
                                       October 27, 1998

       Margaret Lynley Keon    Margaret Lynley Keon 1998              01/14/99            384           36.75
                                       NIM-CRUT dated
                                       October 27, 1998

       Margaret Lynley Keon    Margaret Lynley Keon 1998              01/15/99            193           37.00
                                       NIM-CRUT dated
                                       October 27, 1998

       Margaret Lynley Keon    Margaret Lynley Keon 1998              01/19/99          1,731           37.88
                                       NIM-CRUT dated
                                       October 27, 1998

       Margaret Lynley Keon    Margaret Lynley Keon 1998              01/19/99            769           38.00
                                       NIM-CRUT dated
                                       October 27, 1998

       Margaret Lynley Keon    Margaret Lynley Keon 1998              01/19/99            385           38.25
                                       NIM-CRUT dated
                                       October 27, 1998

       Margaret Lynley Keon    Margaret Lynley Keon 1998              01/19/99            385            38.00
                                       NIM-CRUT dated
                                       October 27, 1998

       Margaret Lynley Keon    Margaret Lynley Keon 1998              01/19/99            384            38.13
                                       NIM-CRUT dated
                                       October 27, 1998

       Margaret Lynley Keon    Margaret Lynley Keon 1998              01/20/99          1,923            38.50
                                       NIM-CRUT dated
                                       October 27, 1998

       Margaret Lynley Keon    Margaret Lynley Keon 1998              01/20/99            538            39.00
                                       NIM-CRUT dated
                                       October 27, 1998

       Margaret Lynley Keon    Margaret Lynley Keon 1998              01/25/99            769            39.00
                                       NIM-CRUT dated
                                       October 27, 1998





     CUSIP No.   582266 10 2          13D/A                         Page 53


                                                                                     Number of
                                                                      Date of        Shares of        Price per
         Reporting Person                    Trust                  Transaction     Common Stock        Share

       Susan K. DeWyngaert     Susan K. DeWyngaert 1998 Spouse        01/08/99            769           35.00
                                       CRUT dated October 27,
                                       1998

       Susan K. DeWyngaert     Susan K. DeWyngaert 1998 Spouse        01/11/99          1,154           35.13
                                       CRUT dated October 27,
                                       1998

       Susan K. DeWyngaert     Susan K. DeWyngaert 1998 Spouse        01/12/99          1,923           36.00
                                       CRUT dated October 27,
                                       1998

       Susan K. DeWyngaert     Susan K. DeWyngaert 1998 Spouse        01/13/99          1,923           35.00
                                       CRUT dated October 27,
                                       1998

       Susan K. DeWyngaert     Susan K. DeWyngaert 1998 Spouse        01/14/99          1,539           36.50
                                       CRUT dated October 27,
                                       1998

       Susan K. DeWyngaert     Susan K. DeWyngaert 1998 Spouse        01/14/99            384           36.75
                                       CRUT dated October 27,
                                       1998

       Susan K. DeWyngaert     Susan K. DeWyngaert 1998 Spouse        01/15/99            193           37.00
                                       CRUT dated October 27,
                                       1998

       Susan K. DeWyngaert     Susan K. DeWyngaert 1998 Spouse        01/19/99          1,730           37.88
                                       CRUT dated October 27,
                                       1998

       Susan K. DeWyngaert     Susan K. DeWyngaert 1998 Spouse        01/19/99            770           38.00
                                       CRUT dated October 27,
                                       1998

       Susan K. DeWyngaert     Susan K. DeWyngaert 1998 Spouse        01/19/99            385           38.25
                                       CRUT dated October 27,
                                       1998

       Susan K. DeWyngaert     Susan K. DeWyngaert 1998 Spouse        01/19/99            384           38.00
                                       CRUT dated October 27,
                                       1998

       Susan K. DeWyngaert     Susan K. DeWyngaert 1998 Spouse        01/19/99            385           38.13
                                       CRUT dated October 27,
                                       1998





     CUSIP No.   582266 10 2          13D/A                         Page 54


                                                                                     Number of
                                                                      Date of        Shares of        Price per
         Reporting Person                    Trust                  Transaction     Common Stock        Share

       Susan K. DeWyngaert     Susan K. DeWyngaert 1998 Spouse        01/20/99          1,923           38.50
                                       CRUT dated October 27,
                                       1998

       Susan K. DeWyngaert     Susan K. DeWyngaert 1998 Spouse        01/20/99            538           39.00
                                       CRUT dated October 27,
                                       1998

       Susan K. DeWyngaert     Susan K. DeWyngaert 1998 Spouse        01/25/99            769           39.00
                                       CRUT dated October 27,
                                       1998

       Pamela K. Vitale        Pamela K. Vitale 1998 Spouse CRUT      01/08/99            770           35.00
                                       dated October 27, 1998

       Pamela K. Vitale        Pamela K. Vitale 1998 Spouse CRUT      01/11/99          1,153           35.13
                                       dated October 27, 1998

       Pamela K. Vitale        Pamela K. Vitale 1998 Spouse CRUT      01/12/99          1,923           36.00
                                       dated October 27, 1998

       Pamela K. Vitale        Pamela K. Vitale 1998 Spouse CRUT      01/13/99          1,923           35.00
                                       dated October 27, 1998

       Pamela K. Vitale        Pamela K. Vitale 1998 Spouse CRUT      01/14/99          1,538           36.50
                                       dated October 27, 1998

       Pamela K. Vitale        Pamela K. Vitale 1998 Spouse CRUT      01/14/99            385           36.75
                                       dated October 27, 1998

       Pamela K. Vitale        Pamela K. Vitale 1998 Spouse CRUT      01/15/99            192           37.00
                                       dated October 27, 1998

       Pamela K. Vitale        Pamela K. Vitale 1998 Spouse CRUT      01/19/99          1,731           37.88
                                       dated October 27, 1998

       Pamela K. Vitale        Pamela K. Vitale 1998 Spouse CRUT      01/19/99            769           38.00
                                       dated October 27, 1998

       Pamela K. Vitale        Pamela K. Vitale 1998 Spouse CRUT      01/19/99            384           38.25
                                       dated October 27, 1998

       Pamela K. Vitale        Pamela K. Vitale 1998 Spouse CRUT      01/19/99            385           38.00
                                       dated October 27, 1998

       Pamela K. Vitale        Pamela K. Vitale 1998 Spouse CRUT      01/19/99            385           38.13
                                       dated October 27, 1998

       Pamela K. Vitale        Pamela K. Vitale 1998 Spouse CRUT      01/20/99          1,924           38.50
                                       dated October 27, 1998





     CUSIP No.   582266 10 2          13D/A                         Page 55


                                                                                      Number of
                                                                      Date of         Shares of        Price per
         Reporting Person                    Trust                  Transaction     Common Stock        Share

       Pamela K. Vitale        Pamela K. Vitale 1998 Spouse CRUT      01/20/99            539           39.00
                                       dated October 27, 1998

       Pamela K. Vitale        Pamela K. Vitale 1998 Spouse CRUT      01/25/99            769           39.00
                                       dated October 27, 1998

       Liese A. Keon           Liese A. Keon 1998 CRUT dated          01/08/99            769           35.00
                                       October 27, 1998

       Liese A. Keon           Liese A. Keon 1998 CRUT dated          01/11/99          1,154           35.13
                                       October 27, 1998

       Liese A. Keon           Liese A. Keon 1998 CRUT dated          01/12/99          1,923           36.00
                                       October 27, 1998

       Liese A. Keon           Liese A. Keon 1998 CRUT dated          01/13/99          1,924           35.00
                                       October 27, 1998

       Liese A. Keon           Liese A. Keon 1998 CRUT dated          01/14/99          1,539           36.50
                                       October 27, 1998

       Liese A. Keon           Liese A. Keon 1998 CRUT dated          01/14/99            384           36.75
                                       October 27, 1998

       Liese A. Keon           Liese A. Keon 1998 CRUT dated          01/15/99            192           37.00
                               October 27, 1998

       Liese A. Keon           Liese A. Keon 1998 CRUT dated          01/19/99          1,731           37.88
                                       October 27, 1998

       Liese A. Keon           Liese A. Keon 1998 CRUT dated          01/19/99            769           38.00
                                       October 27, 1998

       Liese A. Keon           Liese A. Keon 1998 CRUT dated          01/19/99            385           38.25
                                       October 27, 1998

       Liese A. Keon           Liese A. Keon 1998 CRUT dated          01/19/99            385           38.00
                                       October 27, 1998

       Liese A. Keon           Liese A. Keon 1998 CRUT dated          01/19/99            384           38.13
                                       October 27, 1998

       Liese A. Keon           Liese A. Keon 1998 CRUT dated          01/20/99          1,923           38.50
                                       October 27, 1998

       Liese A. Keon           Liese A. Keon 1998 CRUT dated          01/20/99            538           39.00
                                       October 27, 1998





     CUSIP No.   582266 10 2          13D/A                         Page 56


                                                                                      Number of
                                                                      Date of         Shares of        Price per
         Reporting Person                    Trust                  Transaction     Common Stock         Share

       Liese A. Keon           Liese A. Keon 1998 CRUT dated          01/25/99            769            39.00
                                       October 27, 1998

       Barbara S. Federico     Barbara S. Federico 1998 Spouse        01/08/99            770            35.00
                                       CRUT dated October 27,
                                       1998

       Barbara S. Federico     Barbara S. Federico 1998 Spouse        01/11/99          1,154            35.13
                                       CRUT dated October 27,
                                       1998

       Barbara S. Federico     Barbara S. Federico 1998 Spouse        01/12/99          1,923            36.00
                                       CRUT dated October 27,
                                       1998

       Barbara S. Federico     Barbara S. Federico 1998 Spouse        01/13/99          1,923            35.00
                                       CRUT dated October 27,
                                       1998

       Barbara S. Federico     Barbara S. Federico 1998 Spouse        01/14/99          1,538            36.50
                                       CRUT dated October 27,
                                       1998

       Barbara S. Federico     Barbara S. Federico 1998 Spouse        01/14/99            385            36.75
                                       CRUT dated October 27,
                                       1998

       Barbara S. Federico     Barbara S. Federico 1998 Spouse        01/15/99            192            37.00
                                       CRUT dated October 27,
                                       1998

       Barbara S. Federico     Barbara S. Federico 1998 Spouse        01/19/99          1,731            37.88
                                       CRUT dated October 27,
                                       1998

       Barbara S. Federico     Barbara S. Federico 1998 Spouse        01/19/99            769            38.00
                                       CRUT dated October 27,
                                       1998

       Barbara S. Federico     Barbara S. Federico 1998 Spouse        01/19/99            385            38.25
                                       CRUT dated October 27,
                                       1998

       Barbara S. Federico     Barbara S. Federico 1998 Spouse        01/19/99            384            38.00
                                       CRUT dated October 27,
                                       1998

       Barbara S. Federico     Barbara S. Federico 1998 Spouse        01/19/99            385            38.13
                                       CRUT dated October 27,
                                       1998





     CUSIP No.   582266 10 2          13D/A                         Page 57


                                                                                     Number of
                                                                      Date of        Shares of        Price per
         Reporting Person                    Trust                  Transaction     Common Stock        Share

       Barbara S. Federico     Barbara S. Federico 1998 Spouse        01/20/99          1,923           38.50
                                       CRUT dated October 27,
                                       1998

       Barbara S. Federico     Barbara S. Federico 1998 Spouse        01/20/99            539           39.00
                                       CRUT dated October 27,
                                       1998

       Barbara S. Federico     Barbara S. Federico 1998 Spouse        01/25/99            769           39.00
                                       CRUT dated October 27,
                                       1998

       Anne S. Whitten         Anne S. Whitten 1998 Spouse            01/08/99            770           35.00
                                       NIM-CRUT dated
                                       October 27, 1998

       Anne S. Whitten         Anne S. Whitten 1998 Spouse            01/11/99          1,153           35.13
                                       NIM-CRUT dated
                                       October 27, 1998

       Anne S. Whitten         Anne S. Whitten 1998 Spouse            01/12/99          1,923           36.00
                                       NIM-CRUT dated
                                       October 27, 1998

       Anne S. Whitten         Anne S. Whitten 1998 Spouse            01/13/99          1,923           35.00
                                       NIM-CRUT dated
                                       October 27, 1998

       Anne S. Whitten         Anne S. Whitten 1998 Spouse            01/14/99          1,538           36.50
                                       NIM-CRUT dated
                                       October 27, 1998

       Anne S. Whitten         Anne S. Whitten 1998 Spouse            01/14/99            385           36.75
                                       NIM-CRUT dated
                                       October 27, 1998

       Anne S. Whitten         Anne S. Whitten 1998 Spouse            01/15/99            192           37.00
                                       NIM-CRUT dated
                                       October 27, 1998

       Anne S. Whitten         Anne S. Whitten 1998 Spouse            01/19/99          1,731           37.88
                                       NIM-CRUT dated
                                       October 27, 1998

       Anne S. Whitten         Anne S. Whitten 1998 Spouse            01/19/99            769           38.00
                                       NIM-CRUT dated
                                       October 27, 1998





     CUSIP No.   582266 10 2          13D/A                         Page 58


                                                                                      Number of
                                                                      Date of         Shares of        Price per
         Reporting Person                    Trust                  Transaction     Common Stock         Share

       Anne S. Whitten         Anne S. Whitten 1998 Spouse            01/19/99            384            38.25
                                       NIM-CRUT dated
                                       October 27, 1998

       Anne S. Whitten         Anne S. Whitten 1998 Spouse            01/19/99            385            38.00
                                       NIM-CRUT dated
                                       October 27, 1998

       Anne S. Whitten         Anne S. Whitten 1998 Spouse            01/19/99            385            38.13
                                       NIM-CRUT dated
                                       October 27, 1998

       Anne S. Whitten         Anne S. Whitten 1998 Spouse            01/20/99          1,923            38.50
                                       NIM-CRUT dated
                                       October 27, 1998

       Anne S. Whitten         Anne S. Whitten 1998 Spouse            01/20/99            540            39.00
                                       NIM-CRUT dated
                                       October 27, 1998

       Anne S. Whitten         Anne S. Whitten 1998 Spouse            01/25/99            769            39.00
                                       NIM-CRUT dated
                                       October 27, 1998

       John W. Sparks          John W. Sparks 1998 Spouse CRUT        01/08/99            769            35.00
                                       dated October 27, 1998

       John W. Sparks          John W. Sparks 1998 Spouse CRUT        01/11/99          1,154            35.13
                                       dated October 27, 1998

       John W. Sparks          John W. Sparks 1998 Spouse CRUT        01/12/99          1,923            36.00
                                       dated October 27, 1998

       John W. Sparks          John W. Sparks 1998 NIM-CRUT           01/13/99          1,923            35.00
                               dated October 27, 1998
       John W. Sparks          John W. Sparks 1998 NIM-CRUT           01/14/99          1,538            36.50
                               dated October 27, 1998

       John W. Sparks          John W. Sparks 1998 NIM-CRUT           01/14/99           385             36.75
                               dated October 27, 1998

       John W. Sparks          John W. Sparks 1998 NIM-CRUT           01/15/99           192             37.00
                               dated October 27, 1998

       John W. Sparks          John W. Sparks 1998 NIM-CRUT           01/19/99          1,731            37.88
                               dated October 27, 1998
       John W. Sparks          John W. Sparks 1998 NIM-CRUT           01/19/99           769             38.00
                               dated October 27, 1998





     CUSIP No.   582266 10 2          13D/A                         Page 59


                                                                                      Number of
                                                                      Date of         Shares of        Price per
         Reporting Person                    Trust                  Transaction     Common Stock         Share

       John W. Sparks          John W. Sparks 1998 NIM-CRUT           01/19/99            384            38.25
                               dated October 27, 1998

       John W. Sparks          John W. Sparks 1998 NIM-CRUT           01/19/99            385            38.00
                               dated October 27, 1998

       John W. Sparks          John W. Sparks 1998 NIM-CRUT           01/19/99            385            38.13
                               dated October 27, 1998

       John W. Sparks          John W. Sparks 1998 NIM-CRUT           01/20/99          1,923            38.50
                               dated October 27, 1998

       John W. Sparks          John W. Sparks 1998 NIM-CRUT           01/20/99            538            39.00
                               dated October 27, 1998

       John W. Sparks          John W. Sparks 1998 NIM-CRUT           01/25/99            770            39.00
                               dated October 27, 1998

       Christina S. Duncan     Christina S. Duncan 1998 Spouse        01/08/99            769            35.00
                               CRUT dated October 27, 1998

       Christina S. Duncan     Christina S. Duncan 1998 Spouse        01/11/99          1,154            35.13
                               CRUT dated October 27, 1998

       Christina S. Duncan     Christina S. Duncan 1998 Spouse        01/12/99          1,923            36.00
                               CRUT dated October 27, 1998

       Christina S. Duncan     Christina S. Duncan 1998 Spouse        01/13/99          1,923            35.00
                               CRUT dated October 27, 1998

       Christina S. Duncan     Christina S. Duncan 1998 Spouse        01/14/99          1,539            36.50
                               CRUT dated October 27, 1998

       Christina S. Duncan     Christina S. Duncan 1998 Spouse        01/14/99            384            36.75
                               CRUT dated October 27, 1998

       Christina S. Duncan     Christina S. Duncan 1998 Spouse        01/15/99            192            37.00
                               CRUT dated October 27, 1998

       Christina S. Duncan     Christina S. Duncan 1998 Spouse        01/19/99          1,730            37.88
                               CRUT dated October 27, 1998



     CUSIP No.   582266 10 2          13D/A                         Page 60

                                                                                      Number of
                                                                      Date of         Shares of        Price per
         Reporting Person                    Trust                  Transaction     Common Stock         Share


       Christina S. Duncan     Christina S. Duncan 1998 Spouse        01/19/99            770            38.00
                               CRUT dated October 27, 1998

       Christina S. Duncan     Christina S. Duncan 1998 Spouse        01/11/99          1,154            35.13
                               CRUT dated October 27, 1998

       Christina S. Duncan     Christina S. Duncan 1998 Spouse        01/19/99            385            38.25
                               CRUT dated October 27, 1998

       Christina S. Duncan     Christina S. Duncan 1998 Spouse        01/19/99            385            38.00
                               CRUT dated October 27, 1998

       Christina S. Duncan     Christina S. Duncan 1998 Spouse        01/19/99            384            38.13
                               CRUT dated October 27, 1998

       Christina S. Duncan     Christina S. Duncan 1998 Spouse        01/20/99          1,923            38.50
                               CRUT dated October 27, 1998

       Christina S. Duncan     Christina S. Duncan 1998 Spouse        01/20/99            538            39.00
                               CRUT dated October 27, 1998

       Christina S. Duncan     Christina S. Duncan 1998 Spouse        01/25/99            770            39.00
                               CRUT dated October 27, 1998

       The Lumpkin             N/A                                    01/08/99            769            35.00
       Foundation

       The Lumpkin             N/A                                    01/11/99          1,154            35.13
       Foundation

       The Lumpkin             N/A                                    01/12/99          1,924            36.00
       Foundation

       The Lumpkin             N/A                                    01/13/99          1,923            35.00
       Foundation

       The Lumpkin             N/A                                    01/14/99          1,538            36.50
       Foundation

       The Lumpkin             N/A                                    01/14/99            385            36.75
       Foundation

       The Lumpkin             N/A                                    01/15/99            192            37.00
       Foundation

       The Lumpkin             N/A                                    01/19/99          1,731            37.88
       Foundation
       The Lumpkin             N/A                                    01/19/99            769            38.00
       Foundation

       The Lumpkin             N/A                                    01/19/99            384            38.25
       Foundation

       The Lumpkin             N/A                                    01/19/99            385            38.00
       Foundation





     CUSIP No.   582266 10 2          13D/A                         Page 61


       Christina S. Duncan     Christina S. Duncan 1998 Spouse        01/11/99          1,154            35.13
                               CRUT dated October 27, 1998

       The Lumpkin             N/A                                    01/19/99            385            38.13
       Foundation

       The Lumpkin             N/A                                    01/20/99          1,923            38.50
       Foundation

       The Lumpkin             N/A                                    01/20/99            538            39.00
       Foundation

       The Lumpkin             N/A                                    01/25/99            769            39.00
       Foundation

         Except for these transactions, none of the Reporting Persons or to their knowledge any of the other Former CCI Shareholders has effected any transaction in the Common Stock during the past 60 days. The Reporting Persons have no information as to whether any of the other 1997 Principal Stockholders has effected any other transactions in the Common Stock during the past 60 days.

             (d)  Not applicable.

             (e)  Not applicable.

   Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

             The 1997 Principal Stockholders (including the Reporting Persons) and the Company have, with respect to the respective shares of capital stock of the Company owned by each such 1997 Principal Stockholder (exclusive of shares transferred to such stockholder after September 24, 1998), entered into the 1997 Stockholders' Agreement, effective September 24, 1997. Pursuant to the 1997 Stockholders' Agreement, each of the distributees of shares from a 1993 Grantor Retained Annuity Trust (as described in Item 5(c) above) and Gail Gawthrop Lumpkin have agreed, as a condition to the transfer of the shares, to be bound by the terms of the 1997 Stockholders' Agreement. The 1997 Stockholders' Agreement provides that each 1997 Principal Stockholder, for so long as such 1997 Principal Stockholder owns at least 10% (treating Richard A. Lumpkin and the other Former CCI Shareholders as a single 1997 Principal Stockholder for this purpose) of the outstanding capital stock of the Company (but in no event longer than three years), shall vote such 1997 Principal Stockholder's stock and take all action within its power to: (i) establish the size of the Board of Directors of the Company at up to eleven directors;
   (ii) cause to be elected to the Board of Directors of the Company one director designated by IES (for so long as IES owns at least 10% of the outstanding capital stock of the Company); (iii) cause to be





   CUSIP No.   582266 10 2          13D/A                         Page 62


   elected to the Board of Directors of the Company one director designated by MHC (for so long as MHC owns at least 10% of the outstanding capital stock of the Company); (iv) cause Richard A. Lumpkin to be elected to the Board of Directors of the Company (for so long as Mr. Lumpkin and the other Former CCI Shareholders collectively own at least 10% of the outstanding capital stock of the Company); (v) cause to be elected to the Board of Directors of the Company three directors who are executive officers of the Company designated by Clark E. McLeod (for so long as Clark E. McLeod and Mary E. McLeod own at least 10% of the outstanding capital stock of the Company); and
   (vi) cause to be elected to the Board of Directors of the Company four non-employee directors nominated by the Board of Directors of the Company.

             The 1997 Stockholders' Agreement also provides that, for a period which ended September 24, 1998, subject to certain exceptions, the 1997 Principal Stockholders (including the Reporting Persons) would not sell or otherwise dispose of any equity securities of the Company without the consent of the Board of Directors of the Company.

             The foregoing description of the 1997 Stockholders'
   Agreement is qualified in its entirety by reference to the 1997 Stockholders' Agreement which was filed as an exhibit to the original filing of this Schedule and is incorporated herein by reference.

             The 1998 Principal Stockholders and the Company have, with respect to the respective shares of capital stock of the Company owned by each such 1998 Principal Stockholder, entered into the 1998
   Stockholders' Agreement, effective November 18, 1998.

             The 1998 Stockholders' Agreement provides that until December 31, 2001 (the "Expiration Date"), the 1998 Principal Stockholders will not offer, sell, contract to sell, grant any option to purchase or otherwise dispose of, directly or indirectly, ("Transfer"), any equity securities of the Company, or any other securities convertible into or exercisable for such equity securities, beneficially owned by such 1998 Principal Stockholder without receiving the prior written consent of the Board of Directors of the Company, except for certain permitted transfers as provided under the 1998 Stockholders' Agreement. The 1998 Stockholders' Agreement further provides that the Board of Directors shall determine on a quarterly basis commencing with the quarter ending December 31, 1998 and ending on the Expiration Date, the aggregate number, if any, of shares of Common Stock (not to exceed in the aggregate 150,000 shares per quarter) that the 1998 Principal Stockholders may Transfer during certain designated trading periods following the release of the Company's quarterly or annual financial results.

             The 1998 Stockholders' Agreement provides that to the extent the Board of Directors grants registration rights to a Principal
   Stockholder in connection with a Transfer of securities of the Company





   CUSIP No.   582266 10 2          13D/A                         Page 63


   by such Principal Stockholder, it will grant similar registration rights to the other parties as set forth in the 1998 Stockholders' Agreement. In addition, the 1998 Stockholders' Agreement provides that the Board of Directors shall determine on an annual basis commencing with the year ending December 31, 1999 and ending on the Expiration Date (each such year, an "Annual Period"), the aggregate number, if any, of shares of Common Stock (not to exceed in the aggregate on an annual basis a number of shares equal to 15% of the total number of shares of Common Stock beneficially owned by the 1998 Principal Stockholders as of December 31, 1998) (the "Registrable Amount"), to be registered by the Company under the Securities Act, for Transfer by the 1998 Principal Stockholders. The 1998 Stockholders' Agreement also provides that in any underwritten primary offering (other than pursuant to a registration statement on Form S-4 or Form S-8 or any successor forms thereto or other form which would not permit the inclusion of shares of Common Stock of the 1998 Principal Stockholders), the Company will give written notice of such offering to the 1998 Principal Stockholders and will undertake to register the shares of Common Stock of such parties up to the Registrable Amount, if any, as determined by the Board. The 1998 Stockholders' Agreement provides that the Company may subsequently determine not to register any shares of the 1998 Principal Stockholders under the Securities Act and may either not file a registration statement or otherwise withdraw or abandon a registration statement previously filed.

             The 1998 Stockholders' Agreement terminates on the Expiration Date. In addition, if during any Annual Period the Company has not provided a 1998 Principal Stockholder a reasonable opportunity to Transfer pursuant to the registration of securities under the Securities Act or pursuant to certain other provisions of the 1998 Stockholders' Agreement on the terms therein specified an aggregate number of shares of Common Stock equal to not less than 15% of the total number of shares of Common Stock beneficially owned by such 1998 Principal Stockholder as of December 31, 1998, then such 1998 Principal Stockholder may terminate the 1998 Stockholders' Agreement as applied to such 1998 Principal Stockholder within 10 business days following the end of any such Annual Period.

             The 1998 Stockholders' Agreement also contains provisions relating to the designation and election of directors to the Company's Board of Directors which provisions take effect on the terms and under the circumstances specified therein.

             The foregoing description of the 1998 Stockholders'
   Agreement is qualified in its entirety by reference to the 1998 Stockholders' Agreement which was filed as an exhibit to the Company's Current Report on Form 8-K, filed on November 19, 1998, and is incorporated herein by reference.





   CUSIP No.   582266 10 2          13D/A                         Page 64


             In connection with the Company's pending acquisition of Ovation Communications, Inc. ("Ovation"), the Company, IES Investments
   Inc., Clark E. McLeod, Mary E. McLeod, Richard A. Lumpkin and Gail G. Lumpkin have entered into the 1999 Stockholders' Agreement with certain Stockholders of Ovation pursuant to which, among other things, such Ovation stockholders agree to certain restrictions on the transfer of Common Stock and the designation and election of directors to the Company's Board of Directors.
   On or about January 26, 1999, the other former CCI shareholders who are parties to the 1998 Stockholders' Agreement, along with certain permitted transferees, also became parties to the 1999 Stockholders' Agreement.

             The foregoing description of the 1999 Stockholders'
   Agreement is qualified in its entirety by reference to the 1999 Stockholders' Agreement which was filed as an exhibit to the Company's current Report on Form 8-K, filed on January 14, 1999, and is incorporated herein by reference.

             On or about October 28, 1998, the trustees of the charitable remainder unitrusts named Steven L. Grissom as agent with respect to the sale of shares from those trusts.

             On or about November 23, 1998, the trustees of the 1990 Personal Income Trusts named Richard A. Lumpkin as agent with respect to the sale of shares from those trusts.

             Steven L. Grissom participates in the Company's Employee Stock Purchase Plan. Pursuant to such plan, he acquired 806 shares of Common Stock on January 4, 1999 at approximately $27.90 per share.

   Item 7.   Materials to be Filed as Exhibits.

             1. Stockholders' Agreement dated as of June 14, 1997, among the Company, Former CCI Shareholders (including the Reporting Persons), IES, Midwest Capital Group, Inc., MHC, Clark E. McLeod and Mary E. McLeod, together with Amendment No. 1 to Stockholders' Agreement dated as of September 19, 1997. (Incorporated by reference to the Exhibit of the same number to the original Schedule 13D, filed October 6, 1997.)

             2. Stockholders' Agreement, dated as of November 18, 1998, among the Company, IES, Clark E. McLeod, Mary E. McLeod, Richard A. Lumpkin, Gail G. Lumpkin and certain former CCI shareholders and certain permitted transferees of former CCI shareholders listed on
   Schedule I thereto. (Incorporated by reference to Exhibit 99.1 of the Company's Current Report on Form 8-K, filed on November 19, 1998.)

             3. Stockholders' Agreement, dated as of January 7, 1999, among the Company, IES, Clark E. McLeod, Mary E. McLeod, Richard A. Lumpkin, Gail G. Lumpkin, M/C Investors L.L.C. and Media/Communications Partners II Limited Partnership. (Incorporated by reference to the Exhibit 4.1 of the 8-K, filed by the Company on January 14, 1999.)





   CUSIP No.   582266 10 2          13D/A                         Page 65


             4. Power of Attorney, made by Margaret L. Keon on December 9, 1998, authorizing Steven L. Grissom to act on her behalf with respect to filings with the Securities and Exchange Commission.

             5. Power of Attorney, made by Pamela K. Vitale on December 3, 1998, authorizing Steven L. Grissom to act on her behalf with respect to filings with the Securities and Exchange Commission.

             6. Power of Attorney, made by Joseph J. Keon III on December 9, 1998, authorizing Steven L. Grissom to act on his behalf with respect to filings with the Securities and Exchange Commission.

             7. Power of Attorney, made by Liese A. Keon on December 3, 1998, authorizing Steven L. Grissom to act on her behalf with respect to filings with the Securities and Exchange Commission.

             8. Power of Attorney, made by Susan T. DeWyngaert on December 31, 1998, authorizing Steven L. Grissom to act on her behalf with respect to filings with the Securities and Exchange Commission.

             9.   Joint Filing Agreement set forth below.





   CUSIP No.   582266 10 2          13D/A                         Page 66


                           JOINT FILING AGREEMENT


             By signing this Schedule 13D/A below, each of the Reporting Persons agrees pursuant to Rule 13d-1(f) that this Amendment to
   Schedule 13D is filed on behalf of each Reporting Person.

                                 SIGNATURE

             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

             Date:     January 27, 1999


                                 Margaret L. Keon*
                                 By:  Steven L. Grissom
                                      Attorney in Fact



                                 Pamela K. Vitale**
                                 By:  Steven L. Grissom
                                      Attorney in Fact
   *    See Exhibit 1-C
   **   See Exhibit 1-D



                                 Joseph J. Keon, III*
                                 By:  Steven L. Grissom
                                      Attorney in Fact




                                 Liese A. Keon**
                                 By:  Steven L. Grissom
                                      Attorney in Fact




                                 Susan T. DeWyngaert***
                                 By:  Steven L. Grissom
                                      Attorney in Fact





   CUSIP No.   582266 10 2          13D/A                         Page 67


                                 Margaret Lynley Keon











   *    See Exhibit 1-A
   **   See Exhibit 1-B
   ***  See Exhibit 1-E


   CUSIP No.   582266 10 2          13D/A                         Page 68


                                                              EXHIBIT 1-A
                              POWER OF ATTORNEY
                              -----------------

             Power of Attorney made this 9th day of December, 1998:

             I, JOSEPH J. KEON III, of 16 Miller Avenue, Mill Valley, California 94941, hereby appoint Steven L. Grissom, of 21 South Country Club Road, Mattoon, Illinois 61938, as my attorney-in-fact for the purpose of taking the actions set forth below:

             1. To execute and file on my behalf, individually or in any fiduciary or other capacity, reports and other forms with the Securities and Exchange Commission relating to shares of Class A Common Stock of McLeodUSA Incorporated acquired, beneficially owned, held or disposed of by me, whether individually, as trustee of one or more trusts, or otherwise;

             2. To execute assignments and other instruments required for the sale of shares of Class A Common Stock of McLeodUSA
   Incorporated; and

             3. To execute account agreements and all other documents required to open or to close on my behalf accounts with any bank, trust company, savings association, broker or other depository or agent and to deposit in or transfer between any such account held in my name any monies or other property and to examine or receive related records, including canceled checks.

             The powers and authorities granted herein shall not be affected, impaired or exhausted by any nonexercise or by any one or more exercises thereof. My attorney shall exercise or fail to exercise the powers and authorities granted herein in each case as my attorney, in my attorney's own absolute discretion, deems desirable or appropriate under existing circumstances.

             This Power of Attorney is effective immediately and will remain in effect, even though I become incapacitated, until revoked by a written instrument signed by me and delivered to my attorney. It is my intent that the power granted herein shall continue without interruption until my death, unless previously revoked by me.

             This Power of Attorney shall not affect or impair the validity of any other Power of Attorney that I have in force upon the effective date of this instrument.

             Any person, corporation, partnership, or other legal entity dealing with my attorney may rely without inquiry upon my attorney's certification that this instrument is still in effect. No person, partnership, corporation, or legal entity relying on this power of attorney in good faith and without actual notice of revocation shall be required to see to the application and disposition of any moneys, stocks, bonds, securities, or other property paid to or delivered to


   CUSIP No.   582266 10 2          13D/A                         Page 69


   my attorney, or my attorney's substitute, pursuant to the provisions hereof.

             This power of attorney shall be governed by the laws of Illinois.

             Reproductions of this executed original (with reproduced signatures and the certificate of acknowledgment) shall be deemed to be original counterparts of this power of attorney.

                                      /s/Joseph J. Keon III
                                      -----------------------------------
                                      Principal


   Specimen signature of my attorney:

   ---------------------------------  -----------------------------------
   Steven L. Grissom                  Principal (as witness to attorney's
                                      signature)

   ----------------------------------------------------------------------
   STATE OF CALIFORNIA      )
                            ) ss
   COUNTY OF MARIN          )


             I, a Notary Public, in and for said County and State, hereby certify that JOSEPH J. KEON III, personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that he signed that instrument as his free and voluntary act, for the uses and purposes therein set forth.

             Given under my hand and notarial seal this 9th day of December, 1998.

                                      /s/ Wayne Lang
                                      -----------------------------------
                                      Notary Public
                                      Wayne Lang
   This document was prepared by:     Commission #1182710
   Debra L. Stetter                   Notary Public - California
   Schiff Hardin & Waite              Marin County
   6600 Sears Tower                   My commission expires May 7, 2002
   Chicago, Illinois 60606

   CUSIP No.   582266 10 2          13D/A                         Page 70



                                                              EXHIBIT 1-B
                              POWER OF ATTORNEY
                              -----------------

             Power of Attorney made this 3rd day of December, 1998:

             I, LIESE A. KEON of 2868 South Lakeridge Trail, Boulder, Colorado 80302, hereby appoint Steven L. Grissom, of 21 South Country Club Road, Mattoon, Illinois 61938, as my attorney-in-fact for the purpose of taking the actions set forth below:

             1. To execute and file on my behalf, individually or in any fiduciary or other capacity, reports and other forms with the Securities and Exchange Commission relating to shares of Class A Common Stock of McLeodUSA Incorporated acquired, beneficially owned, held or disposed of by me, whether individually, as trustee of one or more trusts, or otherwise;

             2. To execute assignments and other instruments required for the sale of shares of Class A Common Stock of McLeodUSA
   Incorporated; and

             3. To execute account agreements and all other documents required to open or to close on my behalf accounts with any bank, trust company, savings association, broker or other depository or agent and to deposit in or transfer between any such account held in my name any monies or other property and to examine or receive related records, including canceled checks.

             The powers and authorities granted herein shall not be affected, impaired or exhausted by any nonexercise or by any one or more exercises thereof. My attorney shall exercise or fail to exercise the powers and authorities granted herein in each case as my attorney, in my attorney's own absolute discretion, deems desirable or appropriate under existing circumstances.

             This Power of Attorney is effective immediately and will remain in effect, even though I become incapacitated, until revoked by a written instrument signed by me and delivered to my attorney. It is my intent that the power granted herein shall continue without interruption until my death, unless previously revoked by me.

             This Power of Attorney shall not affect or impair the validity of any other Power of Attorney that I have in force upon the effective date of this instrument.

             Any person, corporation, partnership, or other legal entity dealing with my attorney may rely without inquiry upon my attorney's certification that this instrument is still in effect. No person, partnership, corporation, or legal entity relying on this power of attorney in good faith and without actual notice of revocation shall be required to see to the application and disposition of any moneys, stocks, bonds, securities, or other property paid to or delivered to


   CUSIP No.   582266 10 2          13D/A                         Page 71


   my attorney, or my attorney's substitute, pursuant to the provisions hereof.

             This power of attorney shall be governed by the laws of Illinois.

             Reproductions of this executed original (with reproduced signatures and the certificate of acknowledgment) shall be deemed to be original counterparts of this power of attorney.

                                      /s/ Liese A. Keon
                                      -----------------------------------
                                      Principal

   Specimen signature of my attorney:

   ---------------------------------- -----------------------------------
   Steven L. Grissom                  Principal (as witness to attorney's
                                      signature)

   ---------------------------------------------------------------------

   STATE OF COLORADO        )
                            ) ss
   COUNTY OF BOULDER        )


             I, a Notary Public, in and for said County and State, hereby certify that LIESE A. KEON, personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that she signed that instrument as her free and voluntary act, for the uses and purposes therein set forth.

             Given under my hand and notarial seal this 3rd day of December, 1998.

                                      /s/ Tracey L. James
                                      -----------------------------------
                                      Notary Public, State of Colorado
                                      My commission expires 06/09/2001
   This document was prepared by:
   Debra L. Stetter
   Schiff Hardin & Waite
   6600 Sears Tower
   Chicago, Illinois 60606

   CUSIP No.   582266 10 2          13D/A                         Page 72



                                                              EXHIBIT 1-C
                              POWER OF ATTORNEY
                              -----------------

             Power of Attorney made this 9th day of December, 1998:

             I, MARGARET L. KEON, of 16 Miller Avenue, Mill Valley, California 94941, hereby appoint Steven L. Grissom, of 21 South Country Club Road, Mattoon, Illinois 61938, as my attorney-in-fact for the purpose of taking the actions set forth below:

             1. To execute and file on my behalf, individually or in any fiduciary or other capacity, reports and other forms with the Securities and Exchange Commission relating to shares of Class A Common Stock of McLeodUSA Incorporated acquired, beneficially owned, held or disposed of by me, whether individually, as trustee of one or more trusts, or otherwise;

             2. To execute assignments and other instruments required for the sale of shares of Class A Common Stock of McLeodUSA
   Incorporated; and

             3. To execute account agreements and all other documents required to open or to close on my behalf accounts with any bank, trust company, savings association, broker or other depository or agent and to deposit in or transfer between any such account held in my name any monies or other property and to examine or receive related records, including canceled checks.

             The powers and authorities granted herein shall not be affected, impaired or exhausted by any nonexercise or by any one or more exercises thereof. My attorney shall exercise or fail to exercise the powers and authorities granted herein in each case as my attorney, in my attorney's own absolute discretion, deems desirable or appropriate under existing circumstances.

             This Power of Attorney is effective immediately and will remain in effect, even though I become incapacitated, until revoked by a written instrument signed by me and delivered to my attorney. It is my intent that the power granted herein shall continue without interruption until my death, unless previously revoked by me.

             This Power of Attorney shall not affect or impair the validity of any other Power of Attorney that I have in force upon the effective date of this instrument.

             Any person, corporation, partnership, or other legal entity dealing with my attorney may rely without inquiry upon my attorney's certification that this instrument is still in effect. No person, partnership, corporation, or legal entity relying on this power of attorney in good faith and without actual notice of revocation shall be required to see to the application and disposition of any moneys, stocks, bonds, securities, or other property paid to or delivered to

   CUSIP No.   582266 10 2          13D/A                         Page 73



   my attorney, or my attorney's substitute, pursuant to the provisions hereof.

             This power of attorney shall be governed by the laws of Illinois.

             Reproductions of this executed original (with reproduced signatures and the certificate of acknowledgment) shall be deemed to be original counterparts of this power of attorney.

                                      /s/ Margaret L. Keon
                                      -----------------------------------
                                      Principal

   Specimen signature of my attorney:

   --------------------------------        ------------------------------
   Steven L. Grissom                       Principal (as witness to
                                           attorney's signature)

   ----------------------------------------------------------------------
   STATE OF CALIFORNIA      )
                            ) ss
   COUNTY OF MARIN          )


             I, a Notary Public, in and for said County and State, hereby certify that MARGARET L. KEON, personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that she signed that instrument as her free and voluntary act, for the uses and purposes therein set forth.

             Given under my hand and notarial seal this 9th day of December, 1998.

                                      /s/ Wayne Lang
                                      ----------------------------------
                                      Notary Public
                                      Wayne Lang
   This document was prepared by:     Commission #1182710
   Debra L. Stetter                   Notary Public - California
   Schiff Hardin & Waite              Marin County
   6600 Sears Tower                   My commission expires May 7, 2002
   Chicago, Illinois 60606


   CUSIP No.   582266 10 2          13D/A                         Page 74


                                                              EXHIBIT 1-D
                              POWER OF ATTORNEY
                              -----------------

             Power of Attorney made this 3rd day of December, 1998:

             I, PAMELA RYAN KEON, of 16 Miller Avenue, Mill Valley, California 94941, hereby appoint Steven L. Grissom, of 21 South Country Club Road, Mattoon, Illinois 61938, as my attorney-in-fact for the purpose of taking the actions set forth below:

             1. To execute and file on my behalf, individually or in any fiduciary or other capacity, reports and other forms with the Securities and Exchange Commission relating to shares of Class A Common Stock of McLeodUSA Incorporated acquired, beneficially owned, held or disposed of by me, whether individually, as trustee of one or more trusts, or otherwise;

             2. To execute assignments and other instruments required for the sale of shares of Class A Common Stock of McLeodUSA
   Incorporated; and

             3. To execute account agreements and all other documents required to open or to close on my behalf accounts with any bank, trust company, savings association, broker or other depository or agent and to deposit in or transfer between any such account held in my name any monies or other property and to examine or receive related records, including canceled checks.

             The powers and authorities granted herein shall not be affected, impaired or exhausted by any nonexercise or by any one or more exercises thereof. My attorney shall exercise or fail to exercise the powers and authorities granted herein in each case as my attorney, in my attorney's own absolute discretion, deems desirable or appropriate under existing circumstances.

             This Power of Attorney is effective immediately and will remain in effect, even though I become incapacitated, until revoked by a written instrument signed by me and delivered to my attorney. It is my intent that the power granted herein shall continue without interruption until my death, unless previously revoked by me.

             This Power of Attorney shall not affect or impair the validity of any other Power of Attorney that I have in force upon the effective date of this instrument.

             Any person, corporation, partnership, or other legal entity dealing with my attorney may rely without inquiry upon my attorney's certification that this instrument is still in effect. No person, partnership, corporation, or legal entity relying on this power of attorney in good faith and without actual notice of revocation shall be required to see to the application and disposition of any moneys, stocks, bonds, securities, or other property paid to or delivered to


   CUSIP No.   582266 10 2          13D/A                         Page 75


   my attorney, or my attorney's substitute, pursuant to the provisions hereof.

             This power of attorney shall be governed by the laws of Illinois.

             Reproductions of this executed original (with reproduced signatures and the certificate of acknowledgment) shall be deemed to be original counterparts of this power of attorney.

                                      /s/ Pamela Ryan Keon
                                      ----------------------------------
                                      Principal

   Specimen signature of my attorney:

   --------------------------------   -----------------------------------
   Steven L. Grissom                  Principal (as witness to attorney's
                                      signature)

   ----------------------------------------------------------------------
   STATE OF CALIFORNIA      )
                            ) ss
   COUNTY OF MARIN          )


             I, a Notary Public, in and for said County and State, hereby certify that PAMELA RYAN KEON, personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that she signed that instrument as her free and voluntary act, for the uses and purposes therein set forth.

             Given under my hand and notarial seal this 9th day of December, 1998.

                                      /s/ Wayne Lang
                                      -----------------------------------
   -----------------------------
                                      Notary Public
                                      Wayne Lang
   This document was prepared by:     Commission #1182710
   Debra L. Stetter                   Notary Public - California
   Schiff Hardin & Waite              Marin County
   6600 Sears Tower                   My commission expires May 7, 2002
   Chicago, Illinois 60606


   CUSIP No.   582266 10 2          13D/A                         Page 76


                                                              Exhibit 1-E

                              POWER OF ATTORNEY
                             ------------------

             Power of Attorney made this 31st day of December, 1998:

             I, Susan T. Keon DeWyngaert, of 335 South 7th Street, Philadelphia, PA 19106, hereby appoint Steven L. Grissom, of 21 South Country Club Road, Mattoon, Illinois 61938, as my attorney-in-fact for the purpose of taking the actions set forth below:

             1. To execute and file on my behalf, individually or in any fiduciary or other capacity, reports and other forms with the Securities and Exchange Commission relating to shares of Class A Common Stock of McLeodUSA Incorporated acquired, beneficially owned, held or disposed of by me, whether individually, as trustee of one or more trusts, or otherwise;

             2. To execute assignments and other instruments required for the sale of shares of Class A Common Stock of McLeodUSA
   Incorporated; and

             3. To execute account agreements and all other documents required to open or to close on my behalf accounts with any bank, trust company, savings association, broker or other depository or agent and to deposit in or transfer between any such account held in my name any monies or other property and to examine or receive related records, including canceled checks.

             The powers and authorities granted herein shall not be affected, impaired or exhausted by any nonexercise or by any one or more exercises thereof. My attorney shall exercise or fail to exercise the powers and authorities granted herein in each case as my attorney, in my attorney's own absolute discretion, deems desirable or appropriate under existing circumstances.

             This Power of Attorney is effective immediately and will remain in effect, even though I become incapacitated, until revoked by a written instrument signed by me and delivered to my attorney. It is my intent that the power granted herein shall continue without interruption until my death, unless previously revoked by me.

             This Power of Attorney shall not affect or impair the validity of any other Power of Attorney that I have in force upon the effective date of this instrument.

             Any person, corporation, partnership, or other legal entity dealing with my attorney may rely without inquiry upon my attorney's certification that this instrument is still in effect. No person, partnership, corporation, or legal entity relying on this power of attorney in good faith and without actual notice of revocation shall be required to see to the application and disposition of any moneys, stocks, bonds, securities, or other property paid to or delivered to


   CUSIP No.   582266 10 2          13D/A                         Page 77


   my attorney, or my attorney's substitute, pursuant to the provisions hereof.

             This power of attorney shall be governed by the laws of Illinois.

             Reproductions of this executed original (with reproduced signatures and the certificate of acknowledgment) shall be deemed to be original counterparts of this power of attorney.

                                 /s/ Susan T. Keon DeWyngaert
                                 -----------------------------------
                                 Principal

   Specimen signature of my attorney:


   /s/ Steven L. Grissom         ----------------------------------------
   -----------------------
   Steven L. Grissom             Principal (as witness to attorney's
                                 signature)

   ---------------------------------------------------------------------
   STATE OF NEW JERSEY )
                       ) ss
   COUNTY OF MONMOUTH  )

             I, a Notary Public, in and for said County and State, hereby certify that Susan DeWyngaet, personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that he/she signed that instrument as his/her free and voluntary act, for the uses and purposes therein set forth.

             Given under my hand and notarial seal this 31st day of December, 1998.
                                  /s/ Walter T. MacGowan, Jr.
                                 ----------------------------------------
                                 Notary Public
                                 Walter T. MacGowan, Jr.
                                 Notary Public of New Jersey
                                 My Commission Expires June 28, 1999

   This document was prepared by:

   Debra L. Stetter
   Schiff Hardin & Waite
   6600 Sears Tower
   Chicago, Illinois 60606


   CUSIP No.   582266 10 2          13D/A                         Page 78


                                 SCHEDULE A

        The following information sets forth the name, business or residence address and present principal occupation of the Former CCI Shareholders (including the Reporting Persons) and includes each of the directors and executive officers of The Lumpkin Foundation (the "Foundation"). Except as set forth in Item 5 of this Schedule 13D/A, none of the directors or executive officers of the Foundation is the beneficial owner of any Common Stock of the Company.



             Name                             Occupation                            Address

       Susan T. DeWyngaert                 Physician                           335 South 7th Street
                                                                               Philadelphia, Pennsylvania 19106

       Christina L. Duncan                 Homemaker; (Director of the         194 North Bald Hill Road
       (aka Christina Sparks Duncan)       Foundation)                         New Canaan, Connecticut 06840
       Barbara L. Federico                 Homemaker                           4840 Ashville Bay Road
       (aka Barbara Sparks Federico)                                           Ashville, New York 14710

       Steven L. Grisson                   Treasurer of Illinois               121 South 17th Street
                                           Consolidated Telephone Company      Mattoon, Illinois 61938

       David R. Hodgman                    Attorney                            Schiff Hardin & Waite
                                                                               7300 Sears Tower
                                                                               Chicago, Illinois 60606

       Joseph J. Keon III                  Owner of Parissound                 c/o Keon Associates
                                           Communications, Author/             16 Miller Avenue, Suite 203
                                           Filmmaker                           Mill Valley, California  94941

       Liese A. Keon                       Management Consultant               2868 South Lakeridge Trail
                                                                               Boulder, Colorado 80302
       Margaret L. Keon                    Owner of Keon Associates, Career    c/o Keon Associates
                                           Consultant; (Director and Vice      16 Miller Avenue, Suite 203
                                           President of the Foundation)        Mill Valley, California  94941

       Margaret Lynley Keon                Investment Banker                   56 Bourne St.
                                                                               London, England SW1W8JD

       Benjamin I. Lumpkin                 Graduate Student                    1316 West Howard St., #1
                                                                               Chicago, Illinois  60626

       Elizabeth L. Celio (aka             Director of the Foundation          815 Columbian
       Elizabeth A. Lumpkin)                                                   Oak Park, Illinois 60302
       Richard A. Lumpkin                  Chief Executive Officer of          Illinois Consolidated
                                           Illinois Consolidated Telephone        Telephone Company
                                           Company; Vice Chairman of           121 South 17th Street
                                           McLeodUSA Incorporated (Director    Mattoon, Illinois  61938
                                           and Treasurer of the Foundation)

       John W. Sparks                      Owner of Knave of All Trades,       229 Saavedra, S.W.
                                           Cabinet Maker/Construction          Albuquerque, New Mexico 87105

       Mary Lee Sparks                     Homemaker; (Director and            2438 Campbell Road, N.W.
                                           President of the Foundation)        Albuquerque, New Mexico 87104

   CUSIP No.   582266 10 2          13D/A                         Page 79


       Pamela Keon Vitale                  Keon Associates, Career             c/o Keon Associates
                                           Consultant; (Director of the        16 Miller Avenue, Suite 203
                                           Foundation)                         Mill Valley, California  94941

       Anne R. Whitten                     Homemaker                           38 Goodhue Road
       (aka Anne Sparks Whitten)                                               Windham, New Hampshire 03087









